Execution Copy

PURCHASE AND SALE AGREEMENT

by and among

ROWAN COMPANIES, INC.,
as SELLER,

ENSIGN UNITED STATES DRILLING (S.W.) INC.,
as BUYER,

and

ENSIGN ENERGY SERVICES INC.,
as PARENT GUARANTOR

 Dated as of July 19, 2011

i

3.8	Brokers; Finders and Fees	26
ARTICLE 4 COVENANTS OF THE PARTIES		26
4.1	Conduct of Business	26
4.2	Access to Information	30
4.3	Consents; Cooperation	31
4.4	Notification	32
4.5	No Negotiation	32
4.6	Commercially Reasonable Efforts	33
4.7	Public Announcements	33
4.8	Tax Matters	33
4.9	Buyer’s Knowledge of Breach	37
4.10	Employees; Employee Benefits	37
4.11	Control of Other Party’s Business	40
4.12	Non-Competition	40
4.13	Non-Solicitation	41
4.14	Casualty Loss	42
ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE PURCHASE		43
5.1	Conditions to Each Party’s Obligations to Consummate the Purchase	43
5.2	Further Conditions to the Seller’s Obligations	44
5.3	Further Conditions to the Buyer’s Obligations	44
5.4	Materiality of Conditions	45
ARTICLE 6 TERMINATION		45
6.1	Termination	45
6.2	Procedure for and Effect of Termination	46
ARTICLE 7 SURVIVAL AND INDEMNIFICATION		47
7.1	Survival Periods	47
7.2	Seller’s Agreement to Indemnify	47
7.3	Buyer’s Agreement to Indemnify	49
7.4	Third-Party Indemnification	50
7.5	No Setoff	51
7.6	Insurance	51
7.7	No Duplication	51
7.8	Sole Remedy	51
7.9	No Special Damages	52
7.10	Express Negligence	52
7.11	Tax Treatment of Indemnity Payments	52
ARTICLE 8 MISCELLANEOUS PROVISIONS		52
8.1	Amendment and Modification	52
8.2	Entire Agreement; Assignment; Binding Effect	52
8.3	Severability	53
8.4	Notices	53
8.5	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	54
8.6	Descriptive Headings; References	55

8.7	Counterparts	55
8.8	Fees and Expenses	55
8.9	Interpretation	56
8.10	Third-Party Beneficiaries	56
8.11	No Waivers	56
8.12	Specific Performance	56
8.13	Buyer Parent Guarantor Undertaking	56

Contents of Seller Disclosure Letter:

Section 1.5(b)	Resignations
Section 1.9	Intercompany Accounts and Agreements
Section 1.10(b)	Calculation of Company Net Working Capital
Section 2.4(b)	Listing of Rigs
Section 2.5(a)	Contracts
Section 2.5(e)	Renegotiation Rights
Section 2.6	Consents and Approvals; No Violations
Section 2.7	Balance Sheet
Section 2.8	Undisclosed Liabilities
Section 2.9	Litigation
Section 2.10(a)	Employee Benefit Plans
Section 2.10(c)	ERISA Pension Plans
Section 2.10(f)	Transferring Employees - Code Sections 162(m) or 280(G) Implications
Section 2.11	Seller Assigned Employees
Section 2.12	Absence of Certain Changes and Events
Section 2.13	Taxes
Section 2.14	Environmental Matters
Section 2.15	Insurance
Section 2.16	Compliance with Laws; Permits
Section 2.17	Intellectual Property
Section 2.18(b)	Real Property Leases
Section 2.18(d)	Yards or Facilities
Section 2.18(e)	Assets
Section 2.20	Customers
Section 4.1	Conduct of Business
Section 4.10(a)	Offer of Employment
Section 4.10(d)	Seller’s Retained Benefit Obligations - Transferring Employees
Section 7.2	Seller’s Agreement to Indemnify

Defined Terms	Where Defined

Accounts Receivable	Section 2.7(c)
Affiliate	Section 1.7
Agreement	Preamble
Antitrust Regulations	Section 2.6
Appraiser	Section 4.14(b)
Auditors	Section 1.10(c)
BAR Requirements	Section 3.3
Business Material Adverse Effect	Section 2.1
Buyer	Preamble
Buyer Benefit Plans	Section 4.10(b)
Buyer Damages	Section 7.2(a)
Buyer Disclosure Letter	Article 3
Buyer Indemnitees	Section 7.2(a)
Buyer Material Adverse Effect	Section 3.1
Casualty Event	Section 4.14(a)
Claim	Section 7.4
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Schedule	Section 1.10(b)
Closing Statement	Section 1.10(b)
COBRA	Section 4.10(c)
Code	Section 2.10(b)
Company	Recitals
Company Balance Sheet	Section 2.7(a)
Company Business	Recitals
Company Net Working Capital	Section 1.10(b)
Confidentiality Agreement	Section 4.2(b)
Consent	Section 2.16
Contract	Section 2.5(a)
control	Section 1.7
De Minimis Buyer Losses	Section 7.2(b)(i)
De Minimis Seller Losses	Section 7.3(b)(i)
Due Date	Section 4.8(l)
Due Diligence Information	Section 3.7(b)
Environment	Section 2.14(g)(i)
Environmental Claim	Section 2.14(g)(ii)
Environmental Law	Section 2.14(g)(iii)
Environmental Permits	Section 2.14(g)(iv)
ERISA	Section 2.10(c)
ERISA Affiliate	Section 2.10(c)
ERISA Pension Plan	Section 2.10(c)
Excluded Assets	Section 2.18(e)
Financial Statements	Section 2.7(a)
Fundamental Representations	Section 7.1
GAAP	Section 1.10(b)
Governmental Authorization	Section 2.16

Defined Terms	Where Defined

Governmental Entity	Section 2.9
Governmental Prohibition	Section 5.3(c)
Hazardous Substance	Section 2.14(g)(v)
Indebtedness	Section 2.8
Insurance Policies	Section 2.15
Intellectual Property	Section 2.17
Intellectual Property Assets	Section 2.17
IRS	Section 2.10(b)
Law	Section 2.6
Leased Real Property	Section 2.18(c)
Legal Proceeding	Section 2.9
Legal Requirement	Section 2.16
Liabilities	Section 2.8
Liens	Section 2.4(a)
Marked Assets	Section 1.7
Membership Interests	Recitals
Minority Restricted Business	Section 4.12(a)(iii)
Multiemployer Plan	Section 2.10(d)
Multiple Employee Plan	Section 2.10(d)
Order	Section 2.9
Organizational Documents	Section 2.1
Outside Date	Section 6.1(b)
Owned Real Property	Section 2.18(a)
Parent Guarantor	Preamble
party	Preamble
Payor	Section 4.8(c)(iv)
Permits	Section 2.16
Permitted Liens	Section 2.4(b)
Person	Section 2.8
Preparer	Section 4.8(c)(iv)
Purchase	Section 1.1(b)
Purchase Price	Section 1.1(b)
Purchase Price Allocation	Section 1.3
Real Property Leases…	Section 2.18(b)
Release	Section 2.14(g)(vi)
repair costs	Section 4.144.14(a)
Restricted Business	Section 4.12(a)
Restricted Party	Section 4.12(a)
Restricted Period	Section 4.12(a)
Rigs	Recitals
Securities Act	Section 3.4
Seller	Preamble
Seller Assigned Employees	Section 2.11(a)
Seller Benefit Plans	Section 2.10(a)
Seller Damages	Section 7.3(a)
Seller Disclosure Letter	Article 2

v

Defined Terms	Where Defined

Seller Indemnitees	Section 7.3(a)
Seller Retained Employees	Section 4.10(a)
Seller Retiree Medical Plan	Section 4.10(e)
Seller Severance Plan	Section 4.10(a)
Seller Trademarks and Logos	Section 1.7
Seller’s 401(k) Plan	Section 4.10(h)
Survival Period	Section 7.1
Tax	Section 4.8(l)
Tax Contest	Section 4.8(d)
Tax Item	Section 4.8(l)
Tax Returns	Section 2.13(a)
TBOC	Section 2.3
Telephone Road Facility	Section 2.18(e)
Terminated Employees	Section 4.10(a)
Threshold Amount	Section 7.2(b)(i)
Trade Secrets	Section 2.17
Transfer Taxes	Section 4.8(e)
Transferring Employees	Section 4.10(a)
Transition Services Agreement	Section 1.5(d)
Working Capital Methodology	Section 1.10(b)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of July 19, 2011 (this “Agreement”), is by and among Rowan Companies, Inc., a Delaware corporation (the “Seller”), Ensign United States Drilling (S.W.) Inc., a Colorado corporation (the “Buyer”) and Ensign Energy Services Inc., an Alberta corporation (the “Parent Guarantor”).  The Seller, the Buyer and the Parent Guarantor are hereinafter together referred to as the “parties” and each individually as a “party.”

WHEREAS, the Seller, through its wholly owned subsidiary Rowan Drilling Company LLC, a Delaware limited liability company (the “Company”), is engaged in the business of  owning and operating a land rig fleet consisting of 31 land rigs, listed in Section 2.4(b) of the Seller Disclosure Letter (collectively, the “Rigs”), and provides drilling equipment and personnel on a contract basis for the Seller’s onshore contract drilling business (as conducted as of the date of this Agreement, the “Company Business”);

WHEREAS, prior to the date of this Agreement, the Company was converted from a corporation into a limited liability company, and all of the shares of common stock of the Company were converted into equity interests in such limited liability company (the “Membership Interests”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the then issued and outstanding Membership Interests, of the Company; and

WHEREAS, Parent Guarantor desires to guarantee the obligations of the Buyer under this Agreement in accordance with Section 8.13.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE
1.1           Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below):

(a)           The Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Membership Interests; and

(b)           The Buyer shall pay to the Seller, in consideration for the Membership Interests, $510,000,000, (the “Purchase Price”), by wire transfer of immediately available funds to an account or accounts designated by the Seller prior to the Closing.

The transactions contemplated by this Section 1.1 are sometimes referred to in aggregate as the “Purchase.”

1.2           Conversion of the Company.  Prior to the date of this Agreement, the Seller has caused the Company to be converted into a Delaware limited liability company in accordance with Delaware law, with all related documents and instruments to be in form and substance mutually satisfactory to the Seller and the Buyer in their respective reasonable judgments.  Following the effectiveness of the conversion of the Company into a limited liability company and thereafter, neither the Seller nor any of its Affiliates has made or will make an election or take any action resulting in the Company being treated as anything other than an entity disregarded from its owner for United States federal and state income Tax purposes, and the Seller and its Affiliates will file all income Tax Returns in a manner consistent with such disregarded entity status.  The parties agree that for United States federal and state income Tax purposes the purchase of the interests in a disregarded entity will be treated as a purchase of the assets of the Company.

1.3           Purchase Price Allocation.  At least three business days before Closing, the Buyer shall provide to the Seller a schedule setting forth a proposal for an allocation of a portion of the Purchase Price (including any assumed liabilities) among the classes of company assets on IRS Form 8594 in accordance with Section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”). At the Closing, the parties shall mutually agree to the Purchase Price Allocation subject to any adjustments that may be required pursuant to Sections 1.10 and 4.14.  Other than the adjustments pursuant to Sections 1.10 and 4.14, the Purchase Price Allocation agreed to at Closing shall be binding on the parties.

1.4           Time and Place of Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002, at 9:00 a.m. (central time) on a date to be specified by the parties that shall be no later than two business days after satisfaction (or waiver as provided herein) of the conditions set forth in Article 5 (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties.  The date on which the Closing occurs is referred to as the “Closing Date.”  Immediately upon consummation of the Closing, the Buyer shall take title to and ownership of the Membership Interests.

1.5           Deliveries by the Seller.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall deliver (or cause to be delivered) the following to the Buyer:

(a)           Original certificates for the Membership Interests, along with duly executed powers by the Seller in favor of the Buyer transferring the Membership Interests to the Buyer;

(b)           The resignations (or evidence of the removal) of all members of the Board of managers of the Company, and the officers as set forth in Section 1.5(b) of the Seller Disclosure Letter;

(c)           A certificate executed on the behalf of the Seller by an officer thereof, certifying as to the fulfillment of the conditions set forth in Sections 5.3(a) and 5.3(b);

(d)           A Transition Services Agreement with the terms as provided in Section 4.3(f) (the “Transition Services Agreement”) in form and substance reasonably acceptable to the Buyer and the Seller;

(e)           A certificate of non-foreign status, in form and substance reasonably acceptable to the Buyer and in the form provided in U.S. Treasury Regulation Section 1.1445-2(b)(2), issued pursuant to and in compliance with (including the making of any required filings with the IRS) U.S. Treasury Regulation Section 1.1445-2(b)(2), certifying that the Seller is not a foreign person within the meaning of U.S. Treasury Regulation Section 1.1445-2(b)(2);

(f)           Evidence of the release of the Company as a guarantor under the Credit Agreement dated September 16, 2010 as amended on June 30, 2011, among Rowan Companies, Inc., as Borrower, the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender and Citibank, N.A., DnB Nor Bank ASA and Royal Bank of Canada, as Co-Syndication Agents; and

(g)           All other documents, instruments and writings required to be delivered by the Seller at or (to the extent not previously delivered) prior to the Closing under this Agreement.

1.6           Deliveries by the Buyer.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall deliver (or cause to be delivered) the following to the Seller:

(a)           The Purchase Price in immediately available funds as set forth in Section 1.1;

(b)           A certificate executed on behalf of the Buyer by an officer thereof, certifying as to the fulfillment of the conditions set forth in Sections 5.2(a) and 5.2(b);

(c)           The Transition Services Agreement, in form and substance reasonably acceptable to the Buyer and the Seller;

(d)           An IRS Form 8594 setting forth the Purchase Price Allocation; and

(e)           All other documents, instruments and writings required to be delivered by the Buyer at or (to the extent not previously delivered) prior to the Closing under this Agreement.

1.7           Intellectual Property; Marks.  The Buyer agrees that it shall not acquire, nor shall the Company acquire or retain, any rights to the name “Rowan” (or any variation thereof) or any trademarks, trade names or symbols related thereto except as specifically contemplated in this Section 1.7.  The Buyer shall as soon as reasonably practicable after Closing, and in any event within 30 days after the Closing, (i) at its own cost remove “Rowan” or any derivative, extension, abbreviation, variation or indicia thereof or other similar mark and any trade names, trademarks, identifying logos, service marks or symbols related thereto or employing the word “Rowan” or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks, logos, service marks or symbols (collectively, the “Seller Trademarks and Logos”) from all Rigs and other properties and assets of the Company, (ii) cease, and not permit any of the Buyer’s Affiliates (including the Company), to use any of the Seller Trademarks and Logos, including in electronic databases, web sites, product instructions or specifications, technical documentation, datasheets, brochures, advertising, promotional and other marketing materials, invoices, letterhead, office forms and business cards, packaging and other materials, printed or otherwise (all such materials, together with buildings, signs, other properties and vehicles, the “Marked Assets”), and (iii) remove “Rowan” from the Company’s company name and registration in accordance with applicable Law.  In addition, effective as of the Closing or within five business days thereafter, the Buyer shall amend the constitutional and/or organizational documents of the Company to remove all references therein to the name “Rowan” and to the address of the Seller or any of its Affiliates.  As used in the Agreement, “Affiliate” means, with respect to any specified person, any other person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified person, where the term “control” means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

1.8           Books of Minutes.  At or as soon as practicable after the Closing, the Seller shall deliver to the Buyer the limited liability company books of minutes of meetings of the governing body of the limited liability company and the corporate minute books of the Company prior to its conversion to a limited liability company as well as the equity transfer records of the Company.  The Seller may retain copies of any such books of minutes delivered to the Buyer.

1.9           Intercompany Accounts and Agreements.  Except as set forth in Section 1.9 of the Seller Disclosure Letter, at or prior to the Closing, all intercompany accounts, leases and other agreements between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand, shall have been canceled, paid or otherwise settled and terminated.  Subject to Section 1.10, no adjustment shall be made to the Purchase Price as a result of any such cancellations.

1.10           Distributions; Purchase Price Adjustment.

(a)           The Purchase Price presumes that there is no Company Net Working Capital on the Closing Date.  To the extent that Company Net Working Capital exists, the Purchase Price will be adjusted upwards or downwards, as appropriate in accordance with this Section 1.10. Additionally, the parties agree that the Seller shall have the right, at or prior to the Closing, to cause the Company to distribute some or all of the Company’s cash and working capital to the Seller by one or more dividends.

(b)           Within 60 calendar days following the Closing, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a schedule of components of Company Net Working Capital as of the Closing Date (the “Closing Date Schedule”) and a statement (the “Closing Statement”) reflecting the calculation of any adjustment to the Purchase Price under Section 1.10(d), accompanied by a certificate of the Chief Financial Officer of the Seller to the effect that such statement has, to his or her knowledge, been prepared in accordance with the terms of this Agreement.  As used in this Agreement, the “Company Net Working Capital” means the current assets of the Company minus the current liabilities of the Company, as such terms are customarily referred to under generally accepted accounting principles in the United States (“GAAP”) as consistently applied by the Company and the Seller, consistent with and subject in each case to the Working Capital Methodology; provided, however, that Company Net Working Capital shall not include income Taxes payable, income Taxes receivable or deferred income Taxes, liabilities relating to pension and post retirement obligations, and amounts included in Section 1.9, to the extent that the same remain the obligations of the Seller.  For the avoidance of doubt, the parties agree that Section 1.10(b) of the Seller Disclosure Letter sets forth the calculation of Company Net Working Capital as of December 31, 2010.  The Company Net Working Capital as of the Closing Date shall be prepared using the same methodology, assumptions, adjustments, estimates, and accounting policies and principles that were used to calculate the Company Net Working Capital as of December 31, 2010 (collectively, the “Working Capital Methodology”).  The respective amounts included for any accounts, reserves or accruals that were determined by estimates in the calculation of Company Net Working Capital as of December 31, 2010 shall not be changed for the calculation of Company Net Working Capital as of the Closing Date, except to reflect circumstances or events occurring after December 31, 2010 consistent with the Working Capital Methodology.  All determinations of Company Net Working Capital shall be made disregarding the effect of any accounting or tax elections or adjustments made at or subsequent to the Closing.

(c)           The Buyer shall have a period of 30 calendar days after delivery of the Closing Date Schedule and the Closing Statement to review such documents and make any objections it may have in writing to the Seller.  If such written objections are delivered to the Seller by the Buyer within such 30-day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute and a revised Closing Date Schedule and Closing Statement shall be prepared in accordance with such discussions.  If no written objections are made by the Buyer within such 30-day period, then such Closing Date Schedule and Closing Statement shall be final and binding on the parties.  If disputes with respect to such Closing Date Schedule or such Closing Statement cannot be resolved by the Buyer and the Seller within 30 calendar days after timely delivery of any objections thereto, then, at the request of the Seller or the Buyer, the specific matters in dispute shall be submitted to KPMG LLP or such other independent accounting firm as may be approved by the Buyer and the Seller (the “Auditors”), which firm shall render its opinion as to such specific matters.  The Auditors shall promptly render their opinion only as to the specific matters so referred to them, and shall promptly send to the Buyer and the Seller such opinion and, based on such opinion, the Auditors’ determination of the specified matters in dispute, which determination shall be final and binding on the parties hereto.  The fees and expenses of the Auditors shall be borne one-half by the Seller and one-half by the Buyer.

(d)           If the Company Net Working Capital reflected on the Closing Date Schedule as finally determined under Section 1.10(b) is less than zero, then within five days following the final determination thereof, the Seller shall pay to the Buyer by wire transfer in immediately available funds to the account or accounts designated by the Buyer the amount of such deficiency, plus interest thereon at 5.00% per annum from (and including) the Closing Date to (but excluding) the date of such payment.  If the Company Net Working Capital reflected on such Closing Date Schedule is greater than zero, then within five days following the final determination thereof, the Buyer shall pay to the Seller by wire transfer in immediately available funds to the account or accounts designated by the Seller the amount of such excess, plus interest thereon at such rate from (and including) the Closing Date to (but excluding) the date of such payment.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in a letter to be delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Seller represents and warrants to the Buyer as follows. References to the “knowledge” of the Seller shall refer only to the actual knowledge after due inquiry of the executive officers of the Seller.

2.1           Organization; Etc.

  Each of the Seller and the Company (i) is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Company Business substantially as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Company Business or the ownership, operation or leasing of its assets makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power or authority or to be so qualified would not, individually or in the aggregate, adversely affect the ability of either of the Seller or the Company to consummate the transactions contemplated by this Agreement, or have any material adverse effect on the Company or the Company Business or properties. True and complete copies of the Organizational Documents of the Company have been provided to the Buyer.  The Company is not in violation or default under any of its Organizational Documents.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles or declaration of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) the declaration of trust or similar document of any trust; (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (g) any amendment to any of the foregoing.

As used in this Agreement, the term “Business Material Adverse Effect” means a material adverse change in, or effect on, the business, financial condition or results of operations of the Company taken as a whole; provided, however, that the following shall not be Business Material Adverse Effects: (1) any adverse change or effect attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any cancellations or terminations of customer contracts or other decreases in customer demand, any reduction in revenues, any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees and other employee disruptions), (2) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol, practice or measure or any other Law, including any Environmental Law, of or by any government, Governmental Entity, court, commission, market administrator or similar organization or other such entity, (3) the bankruptcy, insolvency or other financial distress of any customers of the Company Business, (4) changes or developments in financial or securities markets or the economy in general, any outbreak, continuation or escalation of hostilities or the declaration by the United States of a national emergency or war, any acts of terrorism, any other calamity or crisis or geopolitical event, or effects of weather or meteorological events, (5) changes that are the result of factors generally affecting the principal industries and geographic areas in which the Company Business is operated, (6) changes in the price of oil and natural gas and changes in drilling activities for oil and gas, (7) any change in GAAP or in its interpretation, (8) any actions taken at the Buyer’s request or contemplated by this Agreement.

2.2           Authority.  The Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the respective transactions contemplated hereby.  The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Seller and all requisite limited liability company action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Seller.

2.3           Capitalization.   Immediately prior to the conversion of the Company under Section 1.2 of this Agreement, the authorized capital stock of the Company consisted of 1,000 common shares, $.01 par value per share, of which 1,000 common shares were issued and outstanding and held by the Seller.  All of such shares were validly issued in accordance with the articles of incorporation of the Company and the Texas Business Organizations Code (the “TBOC”) and were fully paid and nonassessable.  Upon the effectiveness of the conversion under Section 1.2, the Company has 100 Membership Interests issued and outstanding.  All of such Membership Interests are validly issued in accordance with the applicable statutes and are fully paid and nonassessable.  The conversion of the Company as set forth in Section 1.2 is effective pursuant to the TBOC and the Delaware Limited Liability Company Act.  Except for the Membership Interests, there are not, and at the Closing there will not be, any equity interests in the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its Membership Interests, or any agreements, arrangements or understandings granting any person any rights in the Company similar to Membership Interests, capital stock or other equity interests.  There are no outstanding options, warrants, or other rights relating to the sale or voting of the Membership Interests that have been granted or entered into by the Seller or the Company, respectively.  The Company has no subsidiaries and does not own any equity interests in any other entity.

2.4           Ownership.

(a)           The Seller owns of record all of the issued and outstanding Membership Interests, free and clear of all liens, pledges, charges, claims, adverse claims, security interests or encumbrances, of any kind or character, whether consensual, statutory or otherwise (collectively, “Liens”).

(b)           A full and complete listing of the Rigs is set forth in Section 2.4(b) of the Seller Disclosure Letter.  The Company has good and valid title to the Rigs and all other material assets, properties and interests reflected on its books as owned by it, in each case free and clear of all Liens, except for Permitted Liens.  No person other than the Buyer has any enforceable agreement or option or any right capable of becoming an enforceable agreement for the purchase, lease or encumbering of any of the Rigs.

“Permitted Liens” shall mean:  Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings in which collection or enforcement is stayed; statutory Liens of lessors; Liens of carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business (such as liens of carriers, warehousemen, repairmen, mechanics, materialmen, employees and suppliers), but only to the extent the underlying obligations are not more than 60 days past due, or are being contested in good faith or adequately covered by insurance or for which adequate reserves have been established to the extent required by GAAP; Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; or Liens that are immaterial in character, amount and extent and that do not detract from the value or interfere with the present use of the properties they affect.

2.5           Contracts.

(a)           Section 2.5(a) of the Seller Disclosure Letter lists, as of the date of this Agreement, and the Seller has made available to the Buyer true and complete copies of:

(i)          all agreements, commitments and contracts to which the Company is a party and that relate to the Company Business, and that involve payments by or to the Company of at least $100,000;

(ii)          all indentures, mortgages, notes, installment obligations, agreements and other instruments relating to the borrowing of money by the Company (other than intercompany accounts, which shall be governed by Section 1.9 of this Agreement), and all guarantees by the Company of any obligation for the borrowing of money;

(iii)          each lease relating to the lease or license of real property and lease of tangible personal property of the Company and other Contracts, in each case, affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any other assets used in the Company Business (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments, in each case, of less than $100,000 and with terms of less than one year);

(iv)          each material license agreement involving the Company with respect to patents, trademarks, copyrights or other material Intellectual Property used in the Company Business, excluding licenses for software that is commercially available from a third party pursuant to “shrink wrap,” “click-through” or other standard form license agreements with an individual one-time or annual royalty or license fee of $10,000 or less;

(v)          each joint venture or partnership involving the Company or the Company Business and each other Contract, in each case involving a sharing of profits, losses, costs or liabilities related to the Company Business with any other Person;

(vi)          each Contract containing covenants that in any way purport to restrict the business activity of the Company or the Company Business;

(vii)          each Contract related to the Company Business providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods with a value less than $100,000;

(viii)          each Contract related to the Company Business for capital expenditures in excess of $100,000;

(ix)          each Contract entered into or assumed by the Company after January 1, 2007 in which the Company has an obligation in respect of providing for indemnification or purchase price adjustment in connection with any disposition, sale or other transfer of any present or former business or commercial activity and with respect to which any party thereto has continuing material obligations;

(x)          each Contract that contains a provision involving a change of control of the Company requiring the consent of a third party to, or giving a third party the right to terminate following, such change of control and that is material to the Company;

(xi)          each Contract under which the Company has directly or indirectly guaranteed Indebtedness or Liabilities of any Person individually, in excess of $100,000;

(xii)          each Contract granting any Lien (other than a Permitted Lien) upon any asset, property or right that is material to the Company;

(xiii)          each Contract relating to the Company Business that is a distributor, agency, dealer, sales representative or similar Contract;

(xiv)          each Contract relating to the Company Business that is an advertising or marketing Contract and that is material to the Company Business taken as a whole;

(xv)          each Contract between the Company on the one hand, and the Seller or any Affiliate of the Seller on the other hand;

(xvi)          each Contract that is for services with any Seller Assigned Employee, director, or consultant of the Company which are not terminable at will by the Company; and

(xvii)          each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

“Contract” means any written agreement, contract, note, loan, evidence of indebtedness, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, lease or instrument, and any binding and enforceable oral agreement or contract with respect to the Rigs or Indebtedness, in each case other than purchase orders in the ordinary course of business consistent with past practice.

(b)           No officer, director, agent, employee or consultant of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee or consultant to engage in or continue any conduct, activity or practice related to the Company Business.

(c)           Each Contract identified on Section 2.5(a) of the Seller Disclosure Letter  is in full force and effect and is valid and enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar Laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(d)           For each Contract identified on Section 2.5(a) of the Seller Disclosure Letter:

(i)          The Company is in compliance in all material respects with all material terms and requirements of each such Contract (other than provisions relating to maintaining the confidentiality of such terms to the extent violated by disclosures of such terms to prospective purchasers of the Company Business in connection with the sale of the Company Business to the Buyer);

(ii)           to the knowledge of the Seller, each other Person that has or had any obligation or Liability under any such Contract is in compliance in all material respects with all material terms and requirements of such Contract; and

(iii)          since January 1, 2010, the Company has not given to or received from any other Person any written notice or other communication regarding the termination of or any actual or alleged material violation or breach of, or material default under, any such Contract.

(e)           Except as set forth on Section 2.5(e) of the Seller Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any amounts paid or payable to the Company in excess of $200,000 under Contracts remaining to be performed as of the date of this Agreement.

2.6           Consents and Approvals; No Violations.  Except for applicable requirements of the antitrust or competition laws set forth in Section 2.6 of the Seller Disclosure Letter (the “Antitrust Regulations”), neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby will  conflict with or result in any breach of any provision of the Organizational Documents of either the Seller or the Company;  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent, approval, or waiver under, any Contract to which either of the Seller or the Company is a party or by which either of them or any of their respective properties or assets are bound; this Section 2.6(b) specifically includes, but in no way is limited to, a representation and warranty that no consent or approval is needed under the Credit Agreement, dated September 16, 2010, under which the Company is a guarantor, for the conversion of the Company in accordance with Section 1.2 of this Agreement;  violate any federal, state, provincial, local municipal, foreign, international or other administrative law, order, judgment, writ, injunction, decree, statute, code, rule or regulation, principle of common law or treaty (collectively, “Laws” and, individually, a “Law”) that is currently in effect and applicable to either of the Seller or the Company or any of their respective properties or assets; or  require any filing with, or the obtaining of any Permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b), (c) and (d) of this Section 2.6 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Business Material Adverse Effect, or would not materially and adversely affect the ability of the Seller or the Company to consummate the transactions contemplated by this Agreement.

2.7           Balance Sheet.

(a)           Section 2.7 of the Seller Disclosure Letter contains the unaudited balance sheet of the Company as of December 31, 2010 (the “Company Balance Sheet”) and a statement of operating income for the year ended December 31, 2010.  The Company Balance Sheet and the statement of operating income listed in the preceding sentence are collectively referred to as the “Financial Statements.”  The Financial Statements fairly present, in all material respects, the financial condition and the results of operations, income, expenses, assets and liabilities of the Company as of the respective dates of, and for the periods referred to in, the Financial Statements, all in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject to normal year-end adjustments not material in scope or amount.  Section 2.7 of the Seller Disclosure Letter sets forth contingent liabilities determined in accordance with GAAP to the extent such contingent liabilities would be required to be disclosed in notes to the financial statements in accordance with GAAP.

(b)           The Seller maintains systems of internal control over financial reporting that have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Seller’s financial statements, including internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)           All accounts receivable of the Company that are reflected on the Company Balance Sheet as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are or will be as of the Closing Date stated net of the respective reserves shown on the Company Balance Sheet or on the accounting records of the Company as of the Closing Date, which reserves are calculated in accordance with GAAP consistent with past practice.

2.8           Absence of Undisclosed Liabilities.  Except  for Liabilities incurred after December 31, 2010 in the ordinary course of business and consistent with past practice,  as otherwise disclosed herein, including as set forth in Section 2.8 of the Seller Disclosure Letter, or included in the Company Balance Sheet, or (c) as are not material in amount or significance, at the Closing, the Company will not have incurred any Liabilities that would be required to be reflected in the Company Balance Sheet in accordance with GAAP.  The Company has no outstanding Indebtedness except as set forth on Section 2.8 of the Seller Disclosure Letter, and will not have any outstanding Indebtedness at the Closing.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all capital lease obligations of such Person and (iii) guarantees by such Person of Indebtedness of others.

“Liabilities” of any Person shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known, accrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued and whether due or to become due, regardless of when asserted.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, estate, trust, association, organization, labor union or other entity or Governmental Entity.

2.9           Litigation.  As of the date of this Agreement, except as set forth on Section 2.9 of the Seller Disclosure Letter, there is no Legal Proceeding or Order pending or, to the knowledge of the Seller, threatened against the Seller as it relates to the Company Business, the Company or its material properties and assets, including the Rigs, or that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with the transaction contemplated by this Agreement.  The Company is not subject to or in default or breach with respect to any Order of any Governmental Entity, and there are no unsatisfied judgments against it.  To the knowledge of the Seller, there is no investigation of the Seller or any of its Affiliates relating to the Company Business by a Governmental Entity that would reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

“Governmental Entity” shall mean any (a) nation, state, province, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, provincial, district, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity, any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Legal Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

2.10           Employee Benefit Plans.

(a)           The Company does not sponsor or maintain any employee benefit plan, as defined in Section 3(3) of ERISA or any other plan, program, arrangement or policy covering employees.  Section 2.10(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, all deferred compensation, pension, profit-sharing and retirement plans and all material bonus, retention bonus, success bonus, incentive, severance, change of control and other material employee benefit, welfare or fringe benefit plans, policies, programs or arrangements sponsored, maintained or contributed to by the Seller or its Affiliates covering the Seller Assigned Employees (the “Seller Benefit Plans”).  The Seller and its Affiliates do not have any commitment or obligation to establish or adopt any new or additional Seller Benefit Plans or to increase the benefits under any existing Seller Benefit Plan.

(b)           The Seller has made available to the Buyer true and accurate copies of the following for each Seller Benefit Plan:   the most recent Seller Benefit Plan documents and any amendments thereto,  the most recent summary plan description and all related summaries of material modification and  for any Seller Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), (A)  a copy of the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service (the “IRS”) and (B) if applicable, the most recent favorable determination letter received from the IRS.

(c)           Except as set forth in Sections 2.10(a) and 2.10(c) of the Seller Disclosure Letter, no Seller Benefit Plan is an employee benefit plan subject to Title IV or Section 302 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code (an “ERISA Pension Plan”), nor has any ERISA Pension Plan been maintained or contributed to within six years prior to the Closing Date by the Seller, its Affiliates or any trade or business (whether or not incorporated) that is under common control or that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”).

(d)           No Seller Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has any Multiemployer Plan or Multiple Employer Plan ever been maintained or contributed to by the Seller, any of its Affiliates or any ERISA Affiliate.

(e)           No proceeding has been initiated or threatened by any Person (including the Pension Benefit Guaranty Corporation) to terminate any plan that is subject to Title IV of ERISA and that is maintained by the Seller or an ERISA Affiliate.

(f)           Except as set forth in Section 2.10(f) of the Seller Disclosure Letter, the Seller represents and warrants to the Buyer that there is no contract, agreement, plan or arrangement covering any Transferring Employee or former employee, director, consultant or independent contractor of the Company that could give rise to any payment to any such Transferring Employee or former employee, director, consultant or independent contractor of the Company that would not be deductible by the Company on account of Code Sections 162(m) or 280G.

2.11           Employees; Labor and Employment Matters.

(a)           Section 2.11 of the Seller Disclosure Letter sets forth, as of the date of this Agreement, a list of all employees of the Seller primarily assigned to provide services to the Company (the “Seller Assigned Employees”) (which Section 2.11 may be updated to reflect changes therein since the date of this Agreement through the Closing Date that have been made in the ordinary course of business).  The Company does not employ any employees and utilizes the services of the Seller Assigned Employees.

(b)           Except as set forth on Section 2.11 of the Seller Disclosure Letter (i) there are no material suits, actions, investigations, proceedings, charges, grievances or attorney demand letters, pending or, to the knowledge of the Seller, threatened, involving any Seller Assigned Employee or former Company employee or former employee of the Seller or any of its Affiliates who was assigned to the Company, (ii) there is no labor strike, slowdown, stoppage, lockout or labor dispute pending, affecting or, to the knowledge of the Seller, threatened, against the Company, the Seller or any of its Affiliates,  and since January 1, 2010, there has not been any such action, (iii) neither the Seller nor the Company is a party to any collective bargaining agreement, labor union contract or legally binding commitment to any labor union or works council applicable to any Seller Assigned Employee, and, to the knowledge of the Seller, there are no union organizing activities among any Seller Assigned Employee or proceedings involving any labor union to organize or represent any such Seller Assigned Employee, (iv) to the knowledge of the Seller, the Company has not engaged in any unfair labor practices as defined in the National Labor Relations Act or other similar Law, (v) there are no unfair labor practice charges or other applications or proceedings before a labor relations board or any similar authority currently pending or, to the knowledge of the Seller, threatened, involving the Company or any Seller Assigned Employee, (vi) the Company is not a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employment practices with respect to any Seller Assigned Employees, (vii) since January 1, 2010, the Company has not effected (y) a “plant closing” (as defined by the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company in the United States or (z) a “mass layoff” (as defined by the WARN Act) affecting any site of employment or facility of the Company in the United States, nor has the Company engaged in layoffs or employment termination in the United States that were sufficient in number to trigger application of any similar Law, and (viii) the Seller and the Company are in compliance with all applicable Laws, Contracts and policies relating to employment practices, wages, hours and terms and conditions of employment, employee benefits, employment standards, termination of employment, employee whistle-blowing, immigration, employee privacy, human rights and occupational safety with respect to the Seller Assigned Employees, and with respect to any employee of the Seller or any Affiliate that was assigned to the Company within the past four (4) years.

2.12           Absence of Certain Changes and Events.  Except as expressly provided herein or as set forth on Section 2.12 of the Seller Disclosure Letter, since December 31, 2010 through the date of this Agreement, the Company has been operated in the ordinary course of business consistent with past practice and there has been no:

(a)           event, change or effect that would reasonably be expected to have a Business Material Adverse Effect;

(b)           change in accounting methods, principles or practices by the Company other than as required by GAAP, SEC guidance or other applicable Legal Requirement;

(c)           damage, destruction or loss (whether or not covered by insurance) with an adverse economic consequence of more than $1,000,000 individually or in the aggregate on the Company Business;

(d)           waiver or release of any right or claim of the Company related to its activities or properties which had or will have an adverse economic consequence of more than $1,000,000 individually or in the aggregate on the Company Business;

(e)           amendment, cancellation or termination of any Contract or entry into any Contract which is not in the ordinary course of business consistent with past practice and involves payments or the exchange of goods or services in excess of $1,000,000 over a 12-month period, except for amendments in connection with the extension of the duration of such Contract for not more than two years and such Contract is performed in the States of Texas, Oklahoma, Louisiana or Alabama, and except for reallocations of the remaining terms of contracts for certain Rigs that do not materially change the aggregate term or payments provided under such Contracts;

(f)           mortgage, pledge or other Lien of the Membership Interests or any asset of the Company Business, other than, in the case of assets other than the Membership Interests, Permitted Liens incurred in the ordinary course of business consistent with past practice;

(g)           sale, assignment or transfer to any Person other than the Company of any of the assets related to or used in the Company Business with a value in excess of $1,000,000 in the aggregate, other than sales of inventory in the ordinary course of business consistent with past practice;

(h)           payment, discharge or satisfaction of any Liabilities of the Seller using any assets of the Company, other than in the ordinary course of business consistent with past practice, except where such payment, discharge or satisfaction would not be material;

(i)           failure to pay or satisfy when due any Liability of the Company other than in the ordinary course of business consistent with past practice, except where such failure would not be material; or

(j)           agreement by the Company to do any of the things described in the preceding clauses (a) through (i).

2.13           Taxes.

(a)           With respect to the Company, (i) all material returns and forms with respect to Taxes (collectively, “Tax Returns”) required to be filed on or before the Closing Date have been or will be timely filed in accordance with any applicable Laws and all such Tax Returns were complete and correct in all material respects and (ii) all Taxes shown to have become due under such Tax Returns, as well as any other Taxes of the Company that are due on or prior to the Closing Date, have been or will be paid or have been reserved for on the Company Balance Sheet.

(b)           With respect to the Company,  there is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return of the Company,  there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes of the Company that remain in effect,  there are no material Liens for Taxes upon the assets of the Company, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings, and  neither the Company nor Seller have waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.

(c)           The Company has properly and timely paid to the appropriate Taxing authorities all payroll, unemployment and similar Taxes due on or before the Closing Date and has properly withheld and timely paid to the appropriate Taxing authorities all other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder, or third party.

(d)           The Company is not and has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(e)           The Company is not a party to or bound by any binding Tax sharing, Tax indemnity, Tax allocation or gain recognition agreement or other similar arrangement with any Person (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the Ordinary Course of Business).

(f)           No claim has been made in writing in the last five years by any Tax authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.

(g)           The Company is not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(h)           Except with respect to any group that includes the Seller, the Company has not been a member in the last five years of a consolidated, combined or unitary Tax group other than any group that includes the Seller, and the Company does not have liability for any Taxes of any Person under Treasury Regulation Section 1.1502-6 (or under any other applicable provision of federal, state or local law) as a transferee or successor, by contract or otherwise.

(i)           The Company has no material income or gain reportable for a Post-Closing Tax Period attributable to a transaction (e.g., an installment sale) occurring in a Pre-Closing Tax Period which resulted in a deferred reporting of income or gain from such transaction.  The Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(a) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or under Section 108(i) of the Code (or any similar provision of the Tax laws of any jurisdiction) in respect of any cancellation of indebtedness income realized on or prior to the Closing and deferred to a Post-Closing Tax Period.

(j)           The Seller or the Company has delivered or made available to the Buyer true, correct and complete copies of all material Tax Returns filed solely by or on behalf of the Company with respect to sales and use Taxes and property Taxes on the Rigs and the Company equipment for all completed Tax years of the Company that remain open for audit or review by the relevant Tax Authority.

(k)           None of the assets of the Company are held in an arrangement treated as a partnership for income Tax purposes.

2.14           Environmental Matters. As of the date of this Agreement:

(a)           The operations of the Company Business are, and since January 1, 2007, have been in compliance with all applicable Environmental Laws in the jurisdictions in which it operates, except where the failure so to comply would not have a Business Material Adverse Effect;

(b)           The Company has obtained all Environmental Permits required under applicable Environmental Laws for the continued operation of its businesses, except such Environmental Permits the lack of which would not have a Business Material Adverse Effect, and is, and since January 1, 2007, has been, in compliance in all material respects with all such Environmental Permits.  Since January 1, 2007, there have been no material unresolved or uncorrected violations in respect of any such Environmental Permits and no material proceeding is pending or, to the knowledge of the Seller, threatened to revoke or limit any such Environmental Permit;

(c)           The Company is not subject to any outstanding written orders by any Governmental Entity respecting (A) Environmental Laws, (B) remedial action or (C) any Release or threatened Release of a Hazardous Substance, which would, in the case of any of (A), (B) or (C), have a Business Material Adverse Effect; and

(d)           The Company has not received since January 1, 2007 any written communication or request for information alleging, with respect to it, the violation of or liability under any Environmental Law, and no Environmental Claim is pending or to the knowledge of the Seller threatened against the Company, in each case which violation or liability would have a Business Material Adverse Effect.

(e)           There has been no Release at any past or current facility, including any Release at real property owned, operated or leased by a third party, that would reasonably be expected to give rise to any Environmental Claim against the Company.

(f)           There are no above-ground or underground storage tanks that contain or contained Hazardous Substances, polychlorinated biphenyls or friable asbestos-containing material at any facility owned or leased by the Company since January 1, 2007 that are not or were not at all relevant times maintained, operated, sealed, closed or disposed of in accordance with all applicable Environmental Laws.

(g)           The Buyer has been given access to all non-privileged, third party environmental audits, investigations, studies, tests, reviews, and reports conducted since January 1, 2008, including all environmental assessments (e.g., Phase 1 or Phase 2 reports), which, in each case, are in the possession or control of the Seller or any of its Affiliates relating to the past or current facilities or operations of the Company and its predecessors.

For purposes of this Agreement:

(i)          “Environment” means:  (i) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in clause (ii)) and natural structures; (ii) water, including coastal and inland water, surface waters, and ground waters; (iii) air; and (iv) human health;

(ii)          “Environmental Claim” means any hearing, claim, action, suit, litigation or proceeding by any Person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, property damage, natural resource damages or assessment costs, personal injury, fines or penalties) arising out of, based on or resulting from (i) the discharge, emission, Release of any Hazardous Materials, (ii) circumstances forming the basis of any violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

(iii)          “Environmental Law” means any currently applicable Law currently in effect, to the extent applicable to the person or properties in the context of which the term is used, regulating or prohibiting Releases into any part of the Environment, or pertaining to the protection of natural resources, the Environment or human health, as such Laws have been and may be amended or supplemented through the date of this Agreement;

(iv)          “EnvironmentalPermits” shall mean all licenses, permits, approvals, registrations, notifications, authorizations, consents or orders of, or filings with, any Governmental Entity required for the operation of the Company Business under Environmental Laws.

(v)          “Hazardous Substance” means any material or substance (including wastes, substances, pollutants, and contaminants) whether solids, liquids or gases, including any mixture or solution thereof, that are prohibited, limited, regulated or potentially regulated by any applicable Environmental Law, including any materials that are listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive infectious, reactive, corrosive, ignitable, flammable or toxic, or whose presence at some quantity is capable of causing harm or injury to human health or the Environment, or requires notification or remediation of which after a Release thereof could be required pursuant to Environmental Law; and

(vi)          “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated or leased by the applicable party.

2.15           Insurance.  Section 2.15 of the Seller Disclosure Letter sets forth a list and brief description of all policies of insurance maintained, owned or held on the date of this Agreement by the Company with respect to it or its properties or assets specifying the insurer, amount and dates of coverage and type of insurance, covering the assets, businesses, operations, employees, officers or directors of the Company (the “Insurance Policies”); it being understood, however, that the Seller has maintained workers compensation, automobile liability, physical damage and liability insurance coverage, in each case for the benefit of the Company, and such insurance coverage for the Company will not be continued by the Seller beyond the Closing.  All Insurance Policies are (i) in full force and effect or were in full force and effect during the periods of time that such Insurance Policies purported to be in effect, and (ii) valid, enforceable, existing and binding and all premiums due thereon have been timely paid.  No further premiums, fees or payments (including brokerage fees and commissions due thereon) on any Insurance Policies will be due (except for those policies normally subject to premium audit) after the Closing with respect to periods prior to the Closing, and those Insurance Policies that are currently in effect will remain in full force and effect until the Closing.  There is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.

2.16           Compliance with Laws; Permits.  Other than with respect to laws concerning employee benefits, laws concerning Taxes, and Environmental Laws which are separately addressed in Sections 2.11, 2.13, and 2.14, except as set forth on Section 2.16 of the Seller Disclosure Letter, (a) the Company is, and has been since January 1, 2010, in compliance in all material respects with all of the Laws which are material and applicable to its existence, operations and business, (b) the Company has not received written notification since January 1, 2010 of any asserted past or present failure to comply with any Laws applicable to the conduct of the Company Business, (c) the Company has not taken and is not aware of any action that (with or without notice or lapse of time) (A) is reasonably likely to constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply with, any Law applicable to it or (B) is reasonably likely to give rise to any material obligation on the part of the Company, (c) the Company has all material Permits issued and required thereby for the operation of the Company Business as presently conducted, (d) all such Permits are in full force and effect, and no action is pending, nor to the knowledge of the Seller threatened, to suspend, revoke or terminate any such Permit or to declare any such permit invalid and (e) the Company has filed all reports and maintained and retained all necessary records pertaining to such Permits.  To the knowledge of the Seller, no event has occurred that (with or without notice or lapse of time) is reasonably likely to (i) constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply with, any material Permit applicable to it or (ii) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Permit.

“Consent” shall mean any approval, consent, ratification, clearance, exemption, waiver, or other authorization from any Person (including any Governmental Authorization).

“Governmental Authorization” shall mean any approval, Consent, entitlement, registration, franchise, certificate, exemption, variance, license, Permit (including any Environmental Permit), waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Legal Requirement” shall mean any federal, state, provincial, local, municipal, foreign, international, multinational or other administrative order, constitution, Law, ordinance, code, rule, regulation, principle of common law, Order, regulation, statute or treaty, including any Governmental Authorization.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, certificates, easements, variances, exemptions, or similar rights, Consents or orders of, or filings with, any Governmental Entity, or any other Person, necessary for the present conduct of, or related to the operation of the Company Business under any Legal Requirements including without limitation any Environmental Permits.

2.17           Intellectual Property.  Section 2.17 of the Seller Disclosure Letter sets forth a correct and complete list of all registered trademarks, pending trademark applications, issued patents, pending patent applications, registered copyrights, pending copyright applications, domain names and pending domain name applications that are owned by the Company or are material to the Company Business and licensed to the Company and all owners of each of the foregoing.  The Intellectual Property Assets (including those set forth on Section 2.17 of the Seller Disclosure Letter) include all Intellectual Property, owned or licensed to the Company, used or held for use in the Company Business.

The Company owns or possesses adequate licenses or other valid rights to use all Intellectual Property Assets in connection with the Company Business as currently being conducted, except as would not have a Business Material Adverse Effect, and, the Company-owned Intellectual Property Assets are free and clear of all Liens.  There are no written assertions or claims that challenge the validity of any of the Company-owned Intellectual Property Assets, except as would not have a Business Material Adverse Effect.  The conduct of the Company Business as currently conducted does not conflict with, infringe, violate, or otherwise misappropriate any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, and there is no infringement of any proprietary right owned by or licensed by or to the Company, except as would not have a Business Material Adverse Effect.  The Company has taken reasonable actions to maintain the validity and effectiveness of all Company-owned registered Intellectual Property Assets, and to the knowledge of the Seller, all registered Intellectual Property Assets licensed to the Company are valid, enforceable and in full force and effect.  The Company has taken commercially reasonable measures to (A) protect the confidentiality of the Trade Secrets included in the Intellectual Property Assets and (B) protect and secure all inventions and other rights to Intellectual Property developed on behalf of, or otherwise owned or controlled by, the Company, except as would not have a Business Material Adverse Effect.  All licenses relating to any Intellectual Property Assets are in full force and effect, and the Company has not received any notice that it is, in default, violation or breach (or, with the giving of notice or lapse of time or both, would be in default, violation or breach) under any license relating to such Intellectual Property Assets.

“Intellectual Property” shall mean: (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, non-provisionals, PCTs, reexamined patents or other applications or patents claiming priority to or the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, packaging design and art work, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (d) confidential and proprietary information, including without limitation customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, advertising statistics, any other financial, marketing and business data, technical data, specifications, designs, drawings, methods, schematics and know-how (collectively, “Trade Secrets”); (e) to the extent not covered by subsections (a) through (d), above, software and websites (including all related computer code and content); (f) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all products, proceeds and revenues arising from or relating to any and all of the foregoing, throughout the world; and (g) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

Upon consummation of the transactions contemplated in this Agreement, the Seller and any Affiliate thereof shall not own or otherwise retain or possess any right, title or interest in or to any of the material Intellectual Property Assets owned by the Company.  None of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by the Seller of its obligations hereunder shall in any material respect conflict with, alter or impair any material rights of the Company in or to any material Intellectual Property Assets or the validity, enforceability, use, right to use, ownership, license rights, scope, priority, effectiveness or duration of any material Intellectual Property Assets.

“Intellectual Property Assets” shall mean all Intellectual Property owned by or licensed to the Company.

2.18           Property.

(a)           The Company does not own any interests in any real property (such property, together with all improvements thereon and rights on or appurtenances thereto, the “Owned Real Property”).

(b)           Section 2.18(b) of the Seller Disclosure Letter sets forth each real property lease to which the Company is a party (the “Real Property Leases”).

(c)           None of the real property (including the improvements thereon and rights on or appurtenances thereto) leased to the Company pursuant to the Real Property Leases (the “Leased Real Property”) is subject to any sublease or license to any third party made by or binding upon the Company.  Effective as of the Closing, the Company shall not be party to nor have any obligations under any Real Property Leases.

(d)           The Company has sufficient rights of physical and legal ingress and egress to the yard or facilities used to hold and store the Rigs pending their use and operation, and for a period of up to 180 days following the Closing Date, the Buyer will be provided reasonable access to any Seller property on which Rigs are located, and to the knowledge of the Seller, no conditions exist that would reasonably be expected to result in the termination of such rights of ingress and egress.  A complete list of the yard or facilities where such Rigs are held or stored is set forth on Section 2.18(d) of the Seller Disclosure Letter.

(e)           Section 2.18(e) of the Seller Disclosure Letter sets forth all material assets to be transferred to the Buyer that are held by the Seller at the facility located on Telephone Road in Houston, Texas (the “Telephone Road Facility”).  Trucks that are assigned for the use of Seller Assigned Employees shall be transferred to the Buyer only if such employees become Transferring Employees.  Except for the assets identified as transferred assets set forth (i) on Section 2.18(e) of the Seller Disclosure Letter, (ii) in the Confidential Information Memorandum provided on behalf of the Seller to the Buyer, and (iii) in the electronic data room made available by the Seller related to the transactions contemplated by this Agreement, no other material assets of the Seller or its Affiliates (excluding the Company) shall be transferred to the Buyer under this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the following assets of the Seller (collectively, the “Excluded Assets”) are not part of the transaction contemplated hereunder, and are excluded from Section 2.18(e) of the Seller Disclosure Letter: (i) the Seller’s Telephone Road Facility, and (ii) certain rig hauling trucks owned in the name of the Seller, which were located at the Telephone Road Facility and sold prior to the date of this Agreement.  The assets, rights and properties transferred hereunder constitute all of the material assets, rights and properties required by the Company to operate the Rigs in all material respects in the manner conducted by the Company during the period of one year prior to the date hereof, except for the Excluded Assets and the disposition of obsolete or worn-out equipment in the ordinary course of business.

2.19           Bank Accounts.  The Company has no bank or brokerage accounts.

2.20           Customers.  Section 2.20 of the Seller Disclosure Letter sets forth a true, correct and complete list of the ten largest customers of the Company Business for the fiscal year ended December 31, 2010 (determined on the basis of the total dollar amount of purchases or sales, as the case may be).  Since January 1, 2010 through the date of this Agreement, there has been no termination, cancellation or material curtailment of the business relationship of the Company Business with any such customer.

2.21           Brokers; Finders and Fees.  Neither the Seller nor the Company has engaged any investment banker, broker or finder in connection with this Agreement or the transactions contemplated by this Agreement the fees of which will be paid by the Company after the Closing or by the Buyer; the Seller has engaged Goldman, Sachs & Co., whose fees will be paid by the Seller, in connection with this Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE BUYER IS ACQUIRING THE ASSETS OF THE COMPANY “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND THAT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER AND THE COMPANY HEREBY EXPRESSLY DISCLAIM AND NEGATE (I) ANY REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OR SUFFICIENCY OF THE ASSETS OF THE COMPANY, OR ANY PART THEREOF (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY CONCERNING CLASSIFICATION, SIZE, DESIGN, DESCRIPTION, OPERATION, VALUE, QUALITY, CONDITION, OR MERCHANTABILITY OR FITNESS FOR USE OR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OR (B) ANY INFRINGEMENT BY EITHER OF THE SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (II) ANY RIGHTS OF THE BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY THE BUYER FOR DAMAGES BECAUSE OF DEFECTS (WHETHER APPARENT, EASILY DISCOVERABLE OR HIDDEN, KNOWN OR UNKNOWN), IT BEING THE INTENTION OF THE SELLER, THE COMPANY AND THE BUYER THAT THE ASSETS OF THE COMPANY ARE TO BE ACCEPTED BY THE BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND (III) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.  THE SELLER AND THE COMPANY ARE NOT MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY BUSINESS OR THE CONTINUATION OF ANY CUSTOMER OR OTHER BUSINESS RELATIONSHIP OR ARRANGEMENT.

THE BUYER HEREBY WAIVES AS AGAINST THE SELLER, THE COMPANY AND THEIR AFFILIATES ALL WARRANTIES OR REMEDIES OR LIABILITIES WITH RESPECT TO SUCH WARRANTIES AND THE FOREGOING, ARISING BYLAW OR OTHERWISE, WITH RESPECT TO THE ASSETS OF THE COMPANY, INCLUDING, BUT NOT LIMITED TO (1) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR DEFECT, AND (2) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, AND THE BUYER EXPRESSLY RELEASES THE SELLER AND ITS AFFILIATES FROM ANY LIABILITY THEREFOR.  THE BUYER ACKNOWLEDGES THAT SAID WAIVERS ARE A MATERIAL AND INTEGRAL CONSIDERATION FOR THIS SALE BY THE SELLER.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in a letter to be delivered by the Buyer to the Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), the Buyer hereby represents and warrants to the Seller as follows:

3.1           Organization; Etc.

  The Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect.  As used in this Agreement, the term “Buyer Material Adverse Effect” shall mean an event, change or circumstance that would adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement.

3.2           Authority.  The Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized by all requisite corporate action on the part of the Buyer.  This Agreement has been duly and validly executed and delivered by the Buyer.

3.3           Consents and Approvals; No Violations.  Except for applicable requirements of Antitrust Regulations and except for a post-closing notice filing under Canadian National Instrument 51-102 - Continuous Disclosure Obliations (the “BAR Requirements”), neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will  conflict with or result in any breach of any provision of the corporate charter, bylaws or equivalent governing documents of the Buyer or any of its subsidiaries,  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound,  violate any Law that is currently in effect and applicable to the Buyer, any of its subsidiaries or any of their respective properties or assets, or  require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b), (c) and (d) of this Section 3.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Buyer Material Adverse Effect, or that become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, the Seller and the Company.

3.4           Acquisition for Investment; Business Intent.  The Buyer is acquiring the Membership Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Membership Interests.  The Buyer agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, (the “Securities Act”) and any applicable state securities Laws, except under an exemption from such registration under such Securities Act and such Laws.

3.5           Availability of Funds.  The Buyer currently has, and will at the Closing have, the financial capability and all of the funds (or irrevocable commitments from its lenders) required in order to pay the Purchase Price as contemplated by Section 1.1, to provide the Company with sufficient working capital and to pay any other amounts payable by the Buyer under this Agreement and to effect the transactions contemplated by this Agreement.  The Buyer acknowledges that its obligations to effect the transactions contemplated by this Agreement are not subject to the availability to the Buyer or any other person of financing.

3.6           Litigation.  There is no claim, action, suit, proceeding or, to the knowledge of the Buyer, governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its subsidiaries by or before any court or Governmental Entity that, individually or in the aggregate, would have a Buyer Material Adverse Effect.

3.7           Investigation by the Buyer; No Reliance; Seller’s Liability.  The Buyer has conducted its own independent review and analysis of the Rigs, including their location, and the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Business and acknowledges that the Buyer has been provided access to the personnel, properties, premises and records of the Seller and its Affiliates for such purpose.  In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis, its own financial review and projections, and the specific representations and warranties of the Seller set forth in Article 2 of this Agreement.  The Buyer:

(a)           acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by any of the Seller, the Company or any of their respective directors, officers, shareholders, employees, Affiliates, agents, advisors or representatives that are not expressly set forth in Article 2 of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally;

(b)           acknowledges and agrees that none of the Seller, the Company or any of their respective directors, officers, shareholders, employees, Affiliates, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, Affiliates, agents or representatives, including any information, financial analysis or projections, document, or material provided or made available, or statements made, to the Buyer (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in “data rooms,” management presentations or supplemental due diligence information provided to the Buyer (including its directors, officers, employees, Affiliates, advisors, agents or representatives) in connection with discussions or access to management of the Company Business or in any other form in expectation of the transactions contemplated by this Agreement (collectively, “Due Diligence Information”); and

(c)           agrees, to the fullest extent permitted by Law, that none of the Seller, the Company or any of their respective members, directors, officers, shareholders, employees, Affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, shareholders, employees, Affiliates, agents, advisors or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to the Buyer, or the Buyer’s use of, any Due Diligence Information, except that the foregoing limitations shall not apply to the extent the Seller makes the specific representations and warranties set forth in Article 2 of this Agreement, but always subject to the limitations and restrictions contained in this Agreement.

3.8           Brokers; Finders and Fees.  Neither the Buyer nor any of its Affiliates has engaged any investment banker, broker or finder in connection with this Agreement or the transactions contemplated by this Agreement the fees of which will be paid by either the Seller, the Company or any of their respective Affiliates.

ARTICLE 4

COVENANTS OF THE PARTIES

4.1           Conduct of Business.  During the period from the date of this Agreement to the Closing Date, except as otherwise contemplated by this Agreement or set forth in Section 4.1 of the Seller Disclosure Letter, and except as provided in Section 4.1(c) and as consented to by the Buyer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the Seller agrees to cause the Company (and the Seller agrees as to itself and its Affiliates for purposes of clauses (b)(i), (viii), (x) and (xi) below):

(a)           To conduct the Company Business only in the ordinary course of business consistent with past practice and to (i) use commercially reasonable efforts to preserve intact the Company Business and its relationships with its employees, suppliers, distributors, dealers and others having business relationships with it, (ii) maintain insurance coverage at levels consistent with presently existing levels, (iii) pay and discharge the debts of the Company Business in the ordinary course of business consistent with past practice, (iv) pay the accounts payable of the Company Business in the ordinary course of business consistent with past practice, and (v) collect the accounts receivable of the Company Business in the ordinary course of business consistent with  past practice; and

(b)           not to:

(i)                     sell or dispose of the Membership Interests or place any Lien on the Membership Interests, or sell or dispose of any properties or assets material to the Company Business, including without limitation, the Rigs;

(ii)                     impose or permit to be imposed any Lien, other than Permitted Liens, upon any of the Rigs;

(iii)                     make any loans, advances (other than advances in the ordinary course of business or advances to the Seller) or capital contributions to, or investments in, any other person;

(iv)                     terminate or materially amend any Contracts except in the ordinary course of business;

(v)                     enter into any Contract or series of related Contracts or any new agreement relating to the Company Business involving in the aggregate more than $1,000,000, other than customer contracts, service contracts, supply agreements or renewals of existing agreements, or except as any such new agreement for the purchase of supplies or the sales of products or services otherwise entered into in the ordinary course of business;

(vi)                     take any action that could result in the acceleration, termination, modification, or cancellation of any Contract or series of related Contracts related to the Company Business involving more than $1,000,000 in the aggregate;

(vii)                     enter into any employment agreement, sales commission agreement, consulting agreement, deferred compensation, severance, retirement or similar agreement, written or oral, with any Seller Assigned Employee or increase in any manner the compensation or benefits or rate of commission of any of the Seller Assigned Employees;

(viii)                     adopt, grant, amend, extend or increase the rate or terms of any Seller Benefit Plan affecting any Seller Assigned Employee;

(ix)                     without prior notification to the Buyer, hire any employee, officer or independent contractor, in each case at an annual base salary of $100,000 or above or terminate the employment of any Seller Assigned Employee earning an annual base salary of $100,000 or above;

(x)                     adopt, establish, amend, modify or terminate any Seller Benefit Plan respecting any Seller Assigned Employees;

(xi)                     respecting any Seller Assigned Employees, grant or amend any awards under any Seller Benefit Plan (including the grant or amendment of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Seller Benefit Plan or awards made thereunder;

(xii)                     grant or pay any severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits of, any Seller Assigned Employees;

(xiii)                     enter into any trust, annuity or insurance contract or similar agreement with respect to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Seller Benefit Plan respecting any Seller Assigned Employees;

(xiv)                     take any action to accelerate the time of payment or vesting of any compensation or benefits under any Seller Benefit Plan respecting any Seller Assigned Employees;

(xv)                     make any determination under any Seller Benefit Plan respecting any Seller Assigned Employees that is inconsistent with the ordinary course of business consistent with past practice;

(xvi)                     make or commit to make any non-emergency capital expenditure related to the Company Business other than in the ordinary course of business consistent with past practice;

(xvii)                     make any change in any of its present accounting methods and practices that are not consistent with past practice;

(xviii)                                (A) issue any Membership Interests, or effect any change in capitalization as it exists on the date of this Agreement, (B) redeem, purchase or otherwise acquire any of its Membership Interests or (C) grant, confer or award any option, warrant, conversion right or other right to acquire or otherwise with respect to any Membership Interests, or grant or issue any restricted securities;

(xix)                     incur any indebtedness for borrowed money other than from the Seller, issue any debt securities or assume, guarantee or endorse the obligations of any persons (other than the Seller) other than in the ordinary course;

(xx)                     amend or authorize the amendment of its organizational documents;

(xxi)                     liquidate, dissolve, recapitalize or otherwise wind up its business;

(xxii)                     cancel, compromise, waive, or release any right or claim or series of related rights and claims related to the Company Business involving more than $1,000,000 in the aggregate;

(xxiii)                               institute, settle, or agree to settle any Legal Proceeding related to the Company Business;

(xxiv)                               with respect to any registered trademarks, trademark applications, issued patents, patent applications, registered copyrights, copyright applications and other material Intellectual Property Assets, abandon any rights or allow any application or registration to lapse, permit any material license to lapse or go into breach under such license, grant any license or sublicense of any rights under (except in the ordinary course of business), or enter into any settlement regarding any breach or infringement, or modify any existing rights;

(xxv)                     change the primary line of business of the Company;

(xxvi)                               acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner (including, by purchasing equity interests of), any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Company;

(xxvii)                     make, apply for or agree to any general or specific plan, zoning, subdivision map, conditional use Permit or other discretionary governmental entitlement or any material modification to any of the foregoing with respect to any of the Owned Real Property or Leased Real Property;

(xxviii)                     make any material changes in the practices of the Company Business or, other than in the ordinary course of business consistent with past practice, the advertising, promotion, terms of sale or collection, purchase or payment practices of the Company Business with respect thereto; or

(xxix)                               agree to take any of the actions specified in the foregoing clauses (i) through (xix).

(c)           The following shall be excluded from the provisions of  Section 4.1(b), and the Seller or the Company shall be expressly permitted to take actions with respect to any of the following for all purposes under this Agreement:  (i) any amendments in connection with the extension of the duration of a Contract for less than two years, and so long as such Contract is performed in the States of Texas, Oklahoma, Louisiana or Alabama and any reallocations of the remaining terms of Contracts for certain Rigs that do not materially change the aggregate term or payments provided under such Contracts; (ii) any increases in compensation or benefits or rate of commission of any of the Seller Assigned Employees as are required by applicable Law or are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews, related compensation and benefit increases, increases made in connection with a promotion made in the ordinary course of business, and safety bonuses); (iii) any increase in the rate or terms of any Seller Benefit Plan affecting any Seller Assigned Employee required by any applicable Law and in the ordinary course of business consistent with past practice; (iv) any vesting of awards under the Seller’s Benefit Plans, any extension of terms of options to purchase the Seller’s common stock, and any contribution of matching funds under the Seller’s 401(k) Plan; (v) the settlement of any claims having a value less than $100,000 in the aggregate or any Legal Proceedings listed in Section 7.2 of the Seller Disclosure Letter; and (vi) the conversion of the Company to a limited liability company and related matters.

4.2           Access to Information.

(a)           From the date of this Agreement to the Closing, except for any information that is subject to attorney-client privilege or other privilege from disclosure or subject to a confidentiality agreement with a third party, the Seller shall, and shall cause the Company to, (i) give the Buyer and its authorized representatives access to all books, records, personnel, accountants, offices and other facilities and properties of the Company or otherwise relating to the Company Business, and access to all books, records, personnel and accountants relating to the Rigs, other than (x) any documents, bids and correspondence that relate to the marketing or potential sale of the Company or the Rigs and (y) any and all Tax returns, Tax reports and similar correspondence with any Governmental Entity (except that the Buyer shall have access to Tax returns filed solely by or on behalf of the Company with respect to sales and use Taxes and property Taxes on the Rigs and the Company equipment), (ii) permit the Buyer to make such copies and inspections thereof as the Buyer may reasonably request, and (iii) cause the Seller’s and the Company’s respective officers, as applicable, to furnish the Buyer with such financial and operating data and other information with respect to the Company Business and the Rigs as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of the Seller or its designees and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement and not to interfere unreasonably with the operation of the businesses of the Company, the Seller, or any of their respective Affiliates.

(b)           All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement dated April 6, 2011 between the Buyer and the Seller (the “Confidentiality Agreement”).  Notwithstanding anything to the contrary contained in this Agreement, none of the Seller, the Company or any of their respective Affiliates shall have any obligation to make available or provide to the Buyer or its representatives a copy of any consolidated, combined or unitary Tax Return filed by the Seller, the Company, or any of their respective Affiliates, or any related material.

(c)           From and after the Closing, the Buyer shall and shall cause the Company to  give the Seller and its authorized representatives reasonable access to all books, records, personnel, accountants, offices and other facilities and properties of the Company or otherwise relating to the Company Business or the Rigs,  permit the Seller to make such copies and inspections thereof as the Seller may reasonably request, and  cause the officers of the Buyer or the Company, as applicable, to furnish the Seller with such financial and operating data and other information with respect to the Company Business and the Rigs as the Seller may from time to time reasonably request, in each case  to comply with reporting, disclosure, filing or other requirements imposed on the Seller or any of its Affiliates (including under applicable securities Laws) by a Governmental Entity having jurisdiction over the Seller or any such Affiliate,  for use in any proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or  to comply with the obligations of the Seller under this Agreement; provided, however, that in the event that the Buyer reasonably determines that any such provision of access or information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

4.3           Consents; Cooperation.

(a)           Each of the Seller and the Buyer shall cooperate, and use its commercially reasonable efforts, and furnish to each other necessary information and reasonable assistance as the other party may request (subject to such party’s payment of all related and reasonable fees and expenses for external auditors and accountants providing any required audited financial statements) to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement, including but not limited to the Bar Requirements; provided, however, that, notwithstanding the foregoing, the actions of the Seller and the Buyer with respect to filings, approvals and other matters pursuant to any Antitrust Regulations applicable to the Seller, the Company or the Buyer shall be governed by subsections (b), (c), (d) and (e) of this Section 4.3.  In addition to the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought under this Agreement.

(b)           The Seller and the Buyer shall file with any applicable Governmental Entity all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement pursuant to the Antitrust Regulations.  The Seller and the Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the Antitrust Regulations.  The Seller and the Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use commercially reasonable efforts to make such filings and submissions at the agreed upon time.  Notwithstanding the foregoing, the Buyer and the Seller shall file for approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, within ten business days after the date of this Agreement and shall seek early termination of the associated waiting period (unless otherwise agreed by their legal counsel) and to cooperate with the other parties to the extent reasonably necessary to assist in making reasonable supplemental presentations to the applicable Governmental Entities and, if requested by such entities, to promptly amend or furnish additional information thereunder.

(c)           The Seller and the Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, Governmental Entities and shall comply promptly with any such inquiry or request.  The Seller and the Buyer shall use their commercially reasonable efforts to defend, lift and appeal and mitigate the effect of any Legal Proceeding adversely affecting this Agreement or the transactions contemplated by this Agreement.

(d)           If reasonably necessary to satisfy local Legal Requirements, each party hereto shall enter into separate agreements and other conveyance documents as needed to effectuate the Transactions, provided that the terms of such other agreements and documents do not alter in any material respect the rights and obligations of the parties under this Agreement.

(e)           Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 4.3(a) with respect to antitrust approvals, (i) neither the Seller or the Company on the one hand or the Buyer and its Affiliates on the other hand shall be required to take any action in connection with satisfying its obligations to obtain consents if such actions would require such Person to make any material payments or suffer any material burden on such Person in order to obtain any consent; and (ii) without the prior written consent of the Buyer, neither the Seller nor the Company will, in seeking to obtain any such consents, agree to amend, modify, terminate or waive any rights under the applicable contracts to which such consents relate or otherwise require the Company to make any payments or suffer any burden in connection therewith.

(f)           The parties acknowledge that prior to the Closing Date, the Seller or its Affiliates has or will furnish certain administrative, management, accounting and operational services to the Company Business.  Such services shall be terminated as of the Closing Date, except that, at the Buyer’s option, the Seller or its Affiliates shall continue some or all of such services for up to 90 days after the Closing Date under the Transition Services Agreement with customary terms, and providing for the Buyer to reimburse the Seller for such services beginning immediately after the Closing at the Seller’s actual cost plus ten percent and providing for the Seller to bill the Buyer for such services promptly following the end of each month during which such services are rendered.

4.4           Notification.  Between the date of this Agreement and the Closing, each party shall promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty of such party had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any material breach of a representation or warranty.  During the same period, each party to this Agreement will promptly notify the other parties hereto of the occurrence of any material breach of any covenant or agreement by such party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article 5 impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any material breach of a covenant or agreement or to satisfy a condition.  Each party to this Agreement shall promptly notify the other parties of the threat or commencement of any Legal Proceeding before the Closing that could in any way affect the ability of such party to consummate the transaction.

4.5           No Negotiation.  From the date of this Agreement through the earlier of the Closing Date or the date on which this Agreement is earlier terminated, neither Seller nor any of its Subsidiaries, Affiliates or Representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to or consider any inquiries or proposals from, any Person (other than the Buyer and its Affiliates and representatives) relating to any transaction involving the sale of all or any portion of the Company Business, whether affected by sale of assets, sale of equity interests, merger or otherwise.  The Seller shall (i) ensure that its subsidiaries, Affiliates and representatives are aware of the provisions of this Section 4.5, and (ii) be responsible for any breaches by any such parties of this Section 4.5.  At or prior to Closing, the Seller shall request and require the return or destruction of all confidential information concerning the Company Business or the Company made available to any third party (other than the Buyer and its Affiliates and Representatives) since January 1, 2010 with respect to or in connection with any inquiries, proposals or access to information prior to the Closing Date and of a type described in the first sentence of this Section 4.5 to the full extent provided in the confidentiality agreement entered into between the Seller and/or the Company and such third party in connection therewith.  In addition, the Seller shall not release any such third party from any such confidentiality agreement (or any obligation thereunder) or waive, amend or alter any of such third party’s obligations thereunder and, at the reasonable request and expense of the Buyer enforce the terms of such confidentiality agreement against such third party and assign to the Buyer (to the extent assignable without the consent of such third party) the Seller’s rights thereunder as it relates to the Company Business and the Company.  Nothing in this Agreement shall restrict or limit the Seller’s rights to engage in any discussions with respect to the Seller or any of its subsidiaries, assets or businesses, other than the Company.

4.6           Commercially Reasonable Efforts.  Each of the Seller and the Buyer shall cooperate, and use its commercially reasonable efforts, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

4.7           Public Announcements.  Prior to but not after the Closing, except as set forth herein or otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, except as in the reasonable judgment of the party may be required by Law or in connection with its or any of its Affiliate’s obligations as a publicly-held, exchange-listed company, in which case the parties shall take all reasonable measures to consult with each other as to the language of any such report, statement or press release.

4.8           Tax Matters.

(a)           Indemnification.

(i)          The Seller shall indemnify the Buyer from, against and in respect of any Taxes imposed on the Company with respect to any taxable period, or portion thereof, ending on or before the Closing Date, but not including (A) any Transfer Taxes or ad valorem Taxes for which the Buyer is liable under Section 4.8(e), and (B) any Taxes that were taken into account in determining the Company Net Working Capital under Section 1.10(b).

(ii)          The Buyer shall indemnify the Seller from, against and in respect of any liability of the Seller for (A) any Taxes imposed on the Company with respect to any taxable period, or portion thereof, beginning after the Closing Date, (B) any liability of the Seller or its subsidiaries for any Transfer Taxes or ad valorem Taxes for which the Buyer is liable under Section 4.8(e) and (C) any Taxes that were taken into account in determining the Company Net Working Capital under Section 1.10(b).

(iii)          Each of the Seller and the Buyer agrees to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Laws.

(b)           Allocation of Taxes.  To the extent permitted by Law or administrative practice, the taxable years of the Company shall end at the close of business on the Closing Date.  Whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and Taxes imposed on the ownership, use or operation of real or personal property shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

(c)           Tax Returns.  Except as provided in Section 4.8(e):

(i)          The Seller shall prepare, or cause to be prepared, and file or cause to be filed when due Tax Returns with respect to the Company for any taxable period ending on or before the Closing Date.

(ii)          The Buyer shall prepare, or cause to be prepared, and file or cause to be filed when due all other Tax Returns with respect to the Company.

(iii)          The Buyer shall provide the Seller with copies of all Tax Returns filed, or caused to be filed, by the Buyer with respect to the Company for periods beginning on or before the Closing Date and ending after the Closing, and the Seller shall provide the Buyer with copies of all Tax Returns filed, or caused to be filed, after the Closing Date by the Seller with respect to the Company.

(iv)          The other party  (the “Payor”) shall have the option of providing to the party responsible under this Agreement for filing such return (the “Preparer”), at any time at least 15 days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the items for which it may be liable reflected on such Tax Return.  The Preparer shall, in preparing such return, cause the items for which the Payor is liable under this Agreement to be reflected in accordance with the Payor’s instructions (unless, in the opinion of a partner of an internationally recognized law or accounting firm retained by the Preparer, complying with the Payor’s instructions would likely subject the Preparer to any civil or criminal penalty on any such item) and, in the absence of having received such instructions, in accordance with past practice.  The Payor shall pay to the Preparer the amount of the Taxes with respect to such Tax Return for which the Payor is liable not later than 30 days after such Tax Return is filed.

(v)          If the Preparer fails to satisfy its obligations under this Section 4.8(c), the Payor shall have no obligation to indemnify the Preparer for any incremental Taxes that are reflected on any such Tax Return as a result of such failure or any related Loss, and shall retain any and all remedies it may otherwise have that arise out of such failure.

(d)           Tax Contests.  The Buyer shall inform the Seller of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which the Buyer may be entitled to indemnity from the Seller hereunder.  With respect to any Tax Contest for which the Seller acknowledges in writing that the Seller is liable under Section 4.8(a) for all losses relating thereto, the Seller shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest with counsel reasonably satisfactory to the Buyer; provided, however, that (x) the Seller shall promptly notify the Buyer in writing of the Seller’s intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of the Company for a Tax period beginning before and ending after the Closing Date, the Buyer shall control all proceedings taken in connection with any such Tax Contest, and (z) if any Tax Contest could reasonably be expected to have an adverse effect on the Seller or the Company, in any Tax period ending on or before the Closing Date, the Tax Contest shall not be settled or resolved without the Seller’s consent, which consent shall not be unreasonably withheld or delayed.  The Buyer and the Company shall use commercially reasonable efforts to provide the Seller with such assistance as may be reasonably requested by the Seller in connection with a Tax Contest controlled solely by the Seller.

(e)           Transfer Taxes.  All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, levies, assessments, customs, duties, imposts, charges or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by the Seller to the Buyer of the Membership Interests (the “Transfer Taxes”) shall be borne fully by the Buyer.  Without limiting or altering the Buyer’s sole responsibility to pay all Transfer Taxes, the Buyer and the Seller agree to cooperate in (i) determining the amount of Transfer Taxes; (ii) providing all requisite exemption certificates; and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all Governmental Entities.

(f)           Income Tax Treatment of Transaction

.  Prior to the Closing, the Company will become a disregarded entity for United States federal income Tax purposes and relevant state income Tax purposes. Accordingly, the parties intend that for United States federal income Tax purposes and for state income Tax purposes, (i) the Company will be treated as completely liquidating in a nontaxable transaction pursuant to Sections 332 and 337 of the Code, (ii) the purchase and sale hereunder of the Membership Interest in the Company as a single-member limited liability company will be treated as a taxable sale by the Seller of the assets of the Company to the Buyer, and a purchase of such assets by the Buyer from the Seller, for the Purchase Price and the assumption of liabilities of the Company, and (iii) the Company shall have completed a plan of complete liquidation of the Company for United States federal income Tax purposes pursuant to Section 332 of the Code. The parties agree not to take any position inconsistent with such intended Tax consequences, including any action that would cause the Company  (as a limited liability company) to become taxable as a corporation or to reincorporate.

(g)           Buyer’s Claiming, Receiving or Using of Refunds, Overpayments and Prepayments.  If, after the Closing, the Buyer or the Company (A) receives any refund (whether by payment, offset, credit or otherwise) or (B) utilizes the benefit of any overpayment of Taxes that, in each case (A) and (B), (x) relates to Taxes for which the Seller is liable or paid by the Seller or the Company with respect to a taxable period, or portion thereof, ending on or before the Closing Date or (y) is the subject of indemnification by the Seller under this Agreement, the Buyer shall promptly transfer, or cause to be transferred, to the Seller the entire amount of the refund or overpayment (including interest) received or utilized by the Buyer or the Company.  For purposes of the immediately preceding sentence, a prepayment made by the Seller or the Company on or before the Closing Date of Taxes for which the Buyer is liable shall be treated in the same manner as an overpayment of Taxes for which the Seller is liable.  The Buyer agrees to notify the Seller within 15 days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment.  The Buyer agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish the Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

(h)           Post-Closing Actions That Affect the Seller’s Liability for Taxes.  None of the Buyer, the Company or any of their respective Affiliates shall take any action (including amending any Tax Return) on or after the Closing Date that could materially increase the Seller’s liability for Taxes (including any liability of the Seller to indemnify the Buyer for Taxes under this Agreement), without the prior written consent of the Seller.  The Buyer shall not cause the Company to waive or extend any statute of limitations for Taxes without the prior written consent of the Seller.

(i)           No Carryback of Tax Attributes.  The Buyer shall elect to waive any right to carry back any net operating loss of the Company which arises in a Tax year or portion thereof beginning on or after the Closing Date to any Tax year and period ending on or before the Closing Date under Section 172(b)(3) of the Code and Treasury Regulation section 1.1502-21(b)(3)(ii)(B) (and any similar provision of state, local or foreign income Tax law).

(j)           Assistance and Cooperation.  The Buyer and the Seller agree that, after the Closing Date:

(i)          The Buyer and the Seller shall assist (and cause its respective Affiliates to assist) the other party in preparing any Tax Returns that such other party is responsible for preparing and filing;

(ii)          The Buyer and the Seller shall cooperate fully in preparing for any Tax Audits, or disputes with taxing authorities, relating to any Tax Returns or Taxes of the Company, including providing access to relevant books and records relating to Taxes at issue;

(iii)          The Buyer and the Seller shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

(iv)          The Buyer and the Seller shall promptly furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement; and

(v)          Except as otherwise provided in this Agreement, the party requesting assistance or cooperation shall bear the other party’s out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

(k)           This Section 4.8 contains the exclusive provisions as to all Tax indemnification claims.  Article 7 shall not apply to Tax indemnification claims.

(l)           For purposes of this Agreement, “Tax” or “Taxes” shall mean (i) taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income taxes, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person with respect thereto; “Due Date” shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions); and “Tax Item” shall mean, with respect to Taxes, any item of income, gain, deduction, loss or credit or other tax attribute.

4.9           Buyer’s Knowledge of Breach. If, prior to the Closing, the Buyer shall have actual knowledge of any breach of a representation and warranty of the Seller, the Buyer shall promptly notify the Seller of the Buyer’s knowledge, in reasonable detail, including the amount that the Buyer believes, based on the facts actually known by it, would be payable by the Seller under the indemnification provisions of this Agreement without reference to any indemnification limitations set forth in Section 7.2 of this Agreement.

4.10           Employees; Employee Benefits.

(a)           Offer of Employment.  The Buyer hereby agrees that, prior to the Closing Date, an Affiliate of the Buyer will extend an offer of employment to not fewer than 95% of the Seller Assigned Employees in accordance with the terms of this Section 4.10.  Any Seller Assigned Employee who receives an offer of employment from the Buyer’s Affiliate but does not accept such offer will not be eligible for any severance benefit under any Seller Benefit Plan.  Any Seller Assigned Employee who accepts such offer of employment with the Buyer’s Affiliate is herein referred to as a “Transferring Employee.”  All Transferring Employees’ service with the Seller or its Affiliates will be terminated by the Seller or its Affiliates as of the Closing Date.

At least five business days before the Closing, the Buyer shall furnish to the Seller a list of the names of any Seller Assigned Employees who will not receive an offer of employment from the Buyer’s Affiliate, and the Seller shall have the right, but not the obligation, to retain such employees.  Any employees so retained are herein referred to as “Seller Retained Employees”.  Notwithstanding the foregoing, the three employees listed on Section 4.10(a) of the Seller Disclosure Letter may remain as Seller Retained Employees if they so choose, in their sole discretion. The Seller will be responsible for any change of control payment due to any employee of the Seller (or one or more of the Seller’s Affiliates) in connection with this Agreement.

Any employee who is not given an offer of employment by the Buyer’s Affiliate and who is not a Seller Retained Employee will be terminated by the Seller on or before the Closing Date (“Terminated Employees”), and the Seller is obligated to pay any and all severance obligations under the seller severance plan (the “Seller Severance Plan”) for all such Terminated Employees.

The terms of any offer of employment by the Buyer’s Affiliate to a Seller Assigned Employee shall be at least at substantially the same base salary or hourly rate of pay, as applicable, and bonus opportunity, in each case as exists on the date of this Agreement, and such terms shall recognize each Seller Assigned Employee’s years of service, seniority and tenure with the Seller and its Affiliates prior to the Closing Date in all respects, including for purposes of terms of employment and eligibility, vesting, benefit accrual, and bonus determination.

Nothing contained in this Agreement shall affect the ability of Buyer’s Affiliate to alter the terms, conditions or wages of any Transferring Employee’s employment after a period of twelve months following the Closing Date; provided, however, that nothing in this paragraph shall limit the  right  of Buyer’s Affiliate at any time after the Closing Date to alter the terms, conditions or wages of such Transferring Employees, if consistent with the policies and procedures concerning the Buyer’s or its Affiliates’ other employees or to adjust such terms or conditions due to a downturn in the Company Business, the condition of the industry, the termination of customer contracts, or for any other valid business purpose, including but not limited to compliance with any federal immigration law or any applicable state law that penalizes a business that fails to use the federal EVerify system.

(b)           Buyer Benefit Plans.  From and after the Closing Date, the Transferring Employees shall be covered under employee compensation and benefit plans, policies, programs or arrangements as the Company, the Buyer or an Affiliate of the Buyer, shall make available (the “Buyer Benefit Plans”) in accordance with the requirements of Section 4.10(a).  The Buyer shall cause the Buyer Benefit Plans, for purposes of determining a Transferring Employee’s eligibility to participate, vesting and eligibility for benefits, to recognize the service, seniority and tenure that is recognized by the Seller or its Affiliates immediately prior to the Closing Date.  The Transferring Employees shall have substantially the same benefits as similarly situated employees of the Buyer or its Affiliates.  The Buyer or its Affiliates shall cause there to be waived for such Transferring Employees any waiting periods and actively-at-work requirements to the extent necessary to provide immediate coverage under such plans. The Buyer, its Affiliates or the Company shall be solely responsible for all benefits accruing to the Transferring Employees under the Buyer Benefit Plans.

(c)           Welfare Plans.  The Seller or its Affiliates (other than the Company) shall be liable for claims for benefits (other than for short-term disability, workers’ compensation and medical benefits) by Transferring Employees under each welfare benefit plan sponsored by the Seller or its Affiliates (including, but not limited to, The Group Life & Health Insurance Plan of Parent Companies, Inc. (inclusive of its constituent plans)) arising out of occurrences on or prior to the Closing Date.  The Seller or its Affiliates (other than the Company) shall be liable for claims for short-term disability benefits and workers’ compensation benefits by Transferring Employees under such welfare benefit plans with respect to payments otherwise due on or prior to the Closing Date.  The Seller or its Affiliates (other than the Company) shall be liable for claims for medical benefits by Transferring Employees under such welfare benefit plans with respect to services and treatment rendered on or prior to the Closing Date.  The Buyer or its Affiliates shall provide welfare benefit coverages for the Transferring Employees for which the Seller or its Affiliates are not otherwise liable.  The Buyer or its Affiliates shall cause each of the Transferring Employees to be granted credit under its health benefit plans, for the year during which the Closing Date occurs, with any deductibles, co-insurance payments and out-of-pocket expenses already incurred by such Transferring Employees for such year under the plans of the Seller or its Affiliates, and the Buyer or its Affiliates shall cause there to be waived for such Transferring Employees any preexisting condition restrictions, evidence of insurability, exclusions, waiting periods and actively at-work requirements, under its health benefits plans to the extent necessary to provide immediate coverage under such plans after the Closing Date.  The Buyer shall offer, or shall cause the Company or the Buyer’s Affiliate (as the case may be) to offer, continuation health care coverage to Transferring Employees after the Closing Date and their qualified beneficiaries who incur or incurred a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”), after the Closing Date.  The Seller shall be responsible for offering continuation health care coverage to Transferring Employees and their qualified beneficiaries who incur or incurred a qualifying event, in accordance with COBRA, on or before the Closing Date.

(d)           Cessation of Participation in Seller Benefit Plans.  Except as otherwise specifically provided in Section 4.10, from and after the Closing Date, the Transferring Employees will accrue no additional benefits under the Seller Benefit Plans.  Notwithstanding the foregoing, the Seller shall retain benefit obligations under the Seller Benefit Plans to Transferring Employees as set forth in Section 4.10(d) of the Seller Disclosure Letter.  Except as otherwise specifically provided in this Section 4.10(d), the Seller (or the applicable Seller Benefit Plan) shall discharge all obligations to Transferring Employees (including funding obligations) with respect to benefits accrued prior to the Closing Date under the Seller Benefit Plans, and neither the Buyer, its Affiliates nor the Company shall have any liability or responsibility therefor; provided that neither the Seller nor any of the Seller Benefit Plans will recognize for any purpose a Transferring Employee’s post-Closing employment with the Company, the Buyer or an Affiliate of the Buyer.

(e)           Retiree Medical Benefits.  The Seller, at the Seller’s cost, shall be responsible for the funding of the Retiree Life & Medical Supplement Plan of the Seller (the “Seller Retiree Medical Plan”) for the benefit of Seller Assigned Employees who are participants in the Seller Retiree Medical Plan and who are age fifty or older as of the Closing Date.  The Buyer and its Affiliates (including the Company) shall have no liability whatsoever in connection with the Seller Retiree Medical Plan.

(f)           Accumulated Vacation, Holiday and Sick Leave.  The Seller shall be responsible for paying Transferring Employees for all accumulated paid time off days accrued or accumulated by the Transferring Employees but that are unused as of the Closing Date.  The Seller shall pay Transferring Employees for all such accrued but unused paid time off days prior to the Closing Date.

(g)           Pension Plan.  The Seller, at the Seller’s cost and expense, shall take such action as is necessary, on or before the Closing Date, to cause each of the Transferring Employees to have a fully nonforfeitable right in such Transferring Employee’s accrued benefit under the Seller Pension Plan as of the Closing Date.  The Buyer and its Affiliates (including the Company) shall have no liability whatsoever in connection with the Seller Pension Plan

(h)           401(k) Plan.  The Seller shall take such action as is necessary, on or before the Closing Date, to cause each of the Transferring Employees to have a fully nonforfeitable right in his account balance under the Parent Savings & Investment Plan (“Seller’s 401(k) Plan”) as of the Closing Date.  The Seller and its Affiliates represent, covenant and agree with respect to the Seller’s 401(k) Plan, that, as of the Closing Date such plan will satisfy the requirements of Sections 401(a), (k), and (m) of the Code and will not have been amended or operated in a way that would adversely affect such qualified status.  The Buyer and its Affiliates (including the Company) will not receive any assets from the Seller’s 401(k) plan and will have no liability whatsoever with respect to such plan.

(i)           No Rights or Amendment.  The provisions of this Section 4.10 are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan sponsored or maintained by the Buyer and its Affiliates, or the Seller and its Affiliates, or otherwise to limit the right of the Buyer or the Seller to amend, modify or terminate any of their employee benefit plans.

4.11           Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operation of the Company Business prior to Closing and each of the Buyer, the Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations prior to Closing.

4.12           Non-Competition.

(a)           From the Closing Date until the fourth anniversary of the Closing Date (the “Restricted Period”), without the Buyer’s consent, the Seller shall not, and shall cause each of its Subsidiaries (the Seller and its Subsidiaries, the “Restricted Party”) not to, directly or indirectly (including by means of management, advisory, operating, or similar agreements or arrangements or by any record or beneficial equity interest, either as a principal, trustee, stockholder, partner, joint venture or otherwise, in any Person), engage in a land-based drilling business that competes with the Company Business, for their own account or for any other Person, in any state in which the Company operates the Company Business or otherwise had sales immediately prior to the Closing (the “Restricted Business”); provided, however, that nothing in this Agreement or in the definition of Restricted Business shall prohibit or in any way restrict the Restricted Party’s ability to:

(i)          engage in the Restricted Business to the extent necessary to perform its duties under this Agreement;

(ii)          make or maintain passive investments of less than five percent of the outstanding equity securities in any entity engaged in the Restricted Businesses listed for trading on any recognized securities exchange or in the over-the-counter markets; or

(iii)          acquire the assets or capital stock or other equity interests of or enter into a merger, consolidation of business combination with any other Person engaged in the Restricted Business, provided, however, that the net sales attributable to the Restricted Business conducted by such Person account for less than 25% of the net sales of such Person for its most recently completed fiscal year.

(b)           The parties agree that this covenant is personal to the Buyer, and the Buyer may not assign or otherwise transfer this covenant, in whole or in part, to any Person other than to other Affiliates of the Buyer.  During the Restricted Period, the Seller shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Buyer, directly or indirectly, induce or attempt to induce any customer, reseller, retailer, distributor, supplier, licensee or other Person to cease doing business with the Buyer or the Company or in any way interfere with the relationship between any such customer, reseller, retailer, distributor, supplier, licensee or other Person and the Buyer or the Company.

(c)           The Seller agrees that any remedy at law for any breach by it or its Affiliates of Section 4.12(a) or Section 4.12(b) would be inadequate, and the Buyer shall be entitled to injunctive or other equitable relief in such case in addition to any other right the Buyer may have, whether at law or in equity.  Each party intends that the provisions of this Section 4.12 be enforced under the laws applied in each jurisdiction in which enforcement is sought.  If any provision of this Section 4.12 shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 4.12 shall be amended to revise the scope of such provision to make it enforceable, if possible, or, if not possible, to delete such provision, in either case, without affecting the other or remaining provisions of this Section 4.12 or this Agreement.  Any invalidity or unenforceability of any provision of this Section 4.12 in a jurisdiction will not affect the validity or enforceability of that provision in any other jurisdiction.

4.13           Non-Solicitation.

(a)           For a period of 18 months from the date of this Agreement, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly induce or attempt to induce any employee, any consultant or any independent contractor to discontinue work with the Buyer or in any way knowingly interfere with the relationship between the Buyer and any employee, consultant, independent contractor or person employed by the Buyer, nor shall the Seller contact, approach or solicit any such Persons for the purpose of hiring.

(b)           For a period of 18 months from the date of this Agreement, the Buyer shall not, and shall cause its Affiliates not to, directly or indirectly induce or attempt to induce any employee, any consultant or any independent contractor to discontinue work with the Seller or in any way knowingly interfere with the relationship between the Seller and any employee, consultant, independent contractor or person employed by the Seller, nor shall the Buyer contact, approach or solicit any such Persons for the purpose of hiring.

(c)           Notwithstanding the foregoing, the parties agree that

(i)          the foregoing provision shall not apply to any employee of the Buyer or the Seller or their respective Affiliates whose annual base compensation is less than $75,000, and

(ii)          the foregoing provisions shall not prohibit (A) the hiring of a Person whose employment was terminated by his or her respective employer (or its Affiliates) and who was not solicited by the other party (or its Affiliates) in violation of Sections 4.13(a) or 4.12(b), as applicable, or (B) solicitation by way of general advertising, including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement which is not directed or focused on employees of the Buyer, or the Seller or their respective Affiliates, as applicable.

(d)           The parties agree that the restraints created by the covenants in this Section 4.13 are no greater than necessary to protect the parties’ respective legitimate interests, that damages would be an inadequate remedy and that a Person seeking to enforce this Section 4.13 shall be entitled to seek specific performance and injunctive relief as remedies for any breach hereof.  Furthermore, the parties agree that such covenants do not hinder, or otherwise cause hardship to, any party or its Affiliates with respect to finding other employees or any party’s or its Affiliates’ employees with respect to finding employment elsewhere.  Similarly, the parties agree that no party’s need for the protection afforded by the covenants of this Section 4.13 is outweighed by either the hardship to any other party or its Affiliates or any public interest.  The existence of any claim or cause of action of a party against another party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by a party of the covenants contained in this Section 4.13.  Should any portion of the covenants in this Section 4.13 be held to be wholly or partially invalid or unenforceable because such portion is held to be overly broad or unreasonable in scope, such holding shall not invalidate or void the remainder of this Section 4.13 or this Agreement, and the portions held to be overly broad or unreasonable in scope shall be revised and reduced in scope so as to be valid and enforceable, and shall be enforced as so reformed, to the maximum extent permitted by law.

4.14           Casualty Loss.

(a)           In the event of any fire, explosion, accident, earthquake, act of the public enemy, act of God, or other similar event or occurrence that results in damage to, the loss of or the destruction of any Rig or other material Company asset (a “Casualty Event”) that occurs between the date of execution hereof and the Closing Date and is not a Business Material Adverse Effect, the Seller shall give the Buyer prompt written notice of the Casualty Event together with a description of the applicable insurance coverage and an estimate of the Seller’s exposure with respect to such Casualty Event.  The Seller shall have the first right and option to repair or replace the Rig or other material Company asset with items of equivalent quality and value, at the Seller’s sole cost and expense.  If the Seller elects to repair the damage caused by the relevant Casualty Event or replace the Rig or other material Company asset damaged or taken, the Seller shall commence such repair or replacement as soon as reasonably practicable after the occurrence of such Casualty Event, promptly and diligently continue such efforts until such damaged or taken Rig or other material Company asset has been fully repaired or replaced with an item of comparable quality and value, and pay all costs and expenses incurred in connection therewith.  If the Seller elects not to repair or replace the damaged or taken Rig or other material Company asset, or if the Seller is unable to repair or replace the damaged or taken Rig or other material Company asset on or before the Closing Date, the Buyer shall accept the affected Rig or other material Company asset subject to such unremedied Casualty Event, proceed to Closing, and receive a reduction in the Purchase Price equal to (i) the estimated cost to repair the Rig or other material Company asset, as agreed to by the parties in good faith (the “repair cost”), or, (ii) in the case of the loss of or destruction of a Rig or other material Company asset, the greater of the insured value or replacement value of such Rig or other material Company asset affected by such Casualty Event.  If the Purchase Price is reduced as specified in this Section 4.14(a), the Seller shall be entitled to retain any and all insurance proceeds.

(b)           For the avoidance of doubt, in no event shall any reduction in the Purchase Price be made for ordinary wear and tear occurring prior to the Closing.  If the parties are unable to agree on repair costs within five Business Days prior to the Closing Date, the parties shall submit the issue to a recognized firm that is mutually acceptable to the parties (the “Appraiser”).  The Seller and the Buyer shall each submit to the Appraiser their proposed repair costs together with support calculations and documentation with respect thereto.  The Appraiser shall, prior to Closing, advise the parties as to its determination of the repair costs.  The final value of such costs of recovery, salvage and repairs as determined in this Section 4.14(b) shall be the “repair costs” for purposes of this Section 4.14.  The costs of retaining the Appraiser shall be borne equally by the Seller and the Buyer.  For the avoidance of doubt, no such casualty loss or damage shall in any way be considered in the determination of a termination of this Agreement under Section 6.1 of this Agreement.

ARTICLE 5

CONDITIONS TO CONSUMMATION OF THE PURCHASE

5.1           Conditions to Each Party’s Obligations to Consummate the Purchase.  The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibits the consummation of the Purchase; and

(b)           Any waiting period applicable to the transactions contemplated by this Agreement under applicable Antitrust Regulations shall have expired or been terminated.

5.2           Further Conditions to the Seller’s Obligations.  The obligations of the Seller to consummate the transactions contemplated by this Agreement are further subject to satisfaction or waiver in writing at or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Buyer contained in Article 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that are as of a different date or period, which shall be true and correct in all material respects as of such other date or period) and the Seller shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of  the Buyer to that effect; and

(b)           Covenants.  The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Seller shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of  the Buyer to that effect.

5.3           Further Conditions to the Buyer’s Obligations.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Seller contained in Article 2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that are as of a different date or period, which shall be true and correct in all material respects as of such other date or period), and the Buyer shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of the Seller to that effect.

(b)           Covenants. The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Buyer shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of the Seller to that effect.

(c)           Litigation.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or challenges the validity or legality of the sale of the Membership Interests (each, a “Governmental Prohibition”), and no such Governmental Entity shall have instituted any Legal Proceeding seeking to put in place or enforce a Governmental Prohibition or otherwise questioning the validity or legality of this Agreement or the Transactions contemplated hereby.

(d)           Antitrust Approvals and Consents.  All antitrust approvals shall have been made or obtained, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(e)           No Business Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, change or effect that has had, or would reasonably be expected to have, a Business Material Adverse Effect.

5.4           Materiality of Conditions.  Notwithstanding anything contained in this Agreement, no condition involving performance of agreements by the Seller or the accuracy of representations and warranties made by the Seller as of the date of this Agreement or the Closing Date or any other date or period shall be deemed not fulfilled, and the Buyer shall not be entitled to fail to consummate the transactions contemplated by this Agreement or terminate this Agreement on such basis, if the respects in which such agreements have not been performed or the representations and warranties are untrue, would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect.  If the Buyer closes, nothing in this Section 5.4 shall limit the Buyer’s right to indemnification, subject to the provisions of Article 7.

ARTICLE 6

TERMINATION

6.1           Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only:

(a)           by mutual written consent of the Seller and the Buyer;

(b)           by the Seller or the Buyer by giving written notice to the other party at any time after six months from the date hereof (the “Outside Date”) if the Closing shall not have occurred by such date, provided, however, (i) that each of the parties shall have the option, in its sole discretion, to extend the Outside Date for an additional period of time not to exceed 10 days in the aggregate if the reason that the Closing has not occurred by such date is that the condition set forth in Section 5.1(b) has not been satisfied, and (ii) that the right to terminate this Agreement or to extend the Outside Date pursuant to this Section 6.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(c)           by the Seller or the Buyer by giving written notice to the other party if the other party,  has failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date or  has breached any of its representations or warranties contained herein, in each case in clause (c) such that the related condition set forth in Article 5 would not be satisfied (assuming for this purpose that the references in Article 5 to “Closing Date” mean the date of termination pursuant to this Section 6.1); provided, however, that the defaulting party shall have a period of ten business days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable; or

(d)           by the Seller or the Buyer by giving written notice to the other party if there shall be any Legal Requirement that makes the transactions contemplated by this Agreement illegal or otherwise prohibited of if the consummation of these transactions contemplated by this Agreement would violate any non-appealable Order of any Governmental Entity having competent jurisdiction.

6.2           Procedure for and Effect of Termination.

(a)           In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement under Section 6.1, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Seller or the Buyer.  If this Agreement is terminated under Section 6.1:

(i)          the Buyer shall redeliver all documents and other materials of the Seller or any of its Affiliates relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the Seller, and all confidential information received by the Buyer hereto with respect thereto shall be treated in accordance with the Confidentiality Agreement and Section 4.2(b);

(ii)          all filings, applications and other submissions made pursuant hereto shall, at the option of the Seller, and to the extent practicable, be withdrawn from the agency or other person to which made; and

(iii)          there shall be no liability or obligation under this Agreement on the part of the Seller or the Buyer or any of their respective directors, officers, employees, Affiliates, agents or representatives, except with respect to a breach of Section 3.5 of this Agreement by the Buyer and except that the Seller or the Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by the Seller or the Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Section 6.1(d), Section 8.4, Section 8.5, Section 8.8 and Section 8.13 of this Agreement shall survive any such termination.

(b)           If  (i) all of the conditions to Closing in Section 5.1 have been satisfied, (ii) all of the conditions to Closing in Section 5.2 have been satisfied or waived by the Seller and (iii) all of the conditions to Closing in Section 5.3 have been satisfied or waived by the Buyer (other than in each case those conditions that by their nature are to be satisfied at the Closing), and the Buyer shall fail to pay the Purchase Price as contemplated by Section 1.6 and take the other actions required to be taken at Closing, and if any of the obligations of the Buyer under this Agreement were not performed in accordance with their specific terms or were otherwise breached, then notwithstanding anything in this Agreement to the contrary, the parties agree that irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Seller shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at Law or in equity.

(c)           The parties acknowledge that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not have entered into this Agreement.

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.1           Survival Periods.  All representations and warranties of the parties contained in this Agreement shall survive the Closing and shall continue until the 18-month anniversary of the Closing Date but, except as provided in Section 6.2(a)(iii) of this Agreement, shall not survive any termination of this Agreement; provided that  the representations and warranties set forth in Section 2.1 (Organization; Etc. of Seller), Section 2.2 (Authority of Seller), Section 2.3 (Capitalization), Section 2.4(b) (Ownership), Section 2.10 (Employee Benefit Plans), Section 2.14 (Environmental Matters), Section 3.1 (Organization; Etc. of Buyer), Section 3.2 (Authority of Buyer) (the “Fundamental Representations”) shall survive the Closing and shall continue until the 36-month anniversary of the Closing Date,  all claims for breach of any other covenant shall survive until the 36-month anniversary of the Closing Date,  the representations and warranties set forth in Section 2.13 (Taxes) and Section 4.8 (Tax Matters) shall survive until 60 days following the expiration of the applicable statute of limitations, and  the representations and warranties set forth in Section 2.4(a) (Ownership) shall survive indefinitely.  The covenants and agreements of the parties contained in this Agreement that by their terms contemplate performance after the Closing, including without limitation Sections 4.8 and 4.12, shall survive the Closing until 60 days following the date specified therein, or if no such date is specified, the expiration of the applicable statute of limitations for each such covenant and agreement.  The applicable period set forth above in this Section 7.1 for each such representation, warranty, covenant and agreement is referred to herein as the “Survival Period.”  The parties intend to modify the statute of limitations and agree that no claims or causes of action may be brought against the Seller or the Buyer based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained in this Agreement after the applicable Survival Period or, except as provided in Section 6.2(a)(iii) of this Agreement, any termination of this Agreement.

7.2           Seller’s Agreement to Indemnify.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liabilities, demands, claims, deficiencies, actions or causes of action, assessments, losses, damages, costs and expenses (including without limitation, interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in settlement of any of the foregoing) (collectively, “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee to the extent arising out of or resulting from the following:  (i) any breach of any representation or warranty of the Seller in this Agreement; (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of the Seller in this Agreement;  (iii) the matters listed in Section 7.2 of the Seller Disclosure Letter; (iv) any claim for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made in connection with the Purchase; (v) any Seller Benefit Plans, including without limitation, the Seller Retiree Medical Plan, the Seller Pension Plan and the Seller Severance Plan; (vi) any Legal Proceeding or Order applicable to the Company as of the Closing Date, or (vii) any Indebtedness of the Company to the extent attributable to the operation of the Company or the Company Business prior to the Closing Date.

(b)           The obligation of the Seller to indemnify the Buyer Indemnitees under Section 7.2 is subject to the following limitations:

(i)          No indemnification shall be made by the Seller pursuant to clause (i) of Section 7.2(a) unless the aggregate amount of Buyer Damages subject to such clauses exceeds $750,000 (the “Threshold Amount”) and, in such event, indemnification shall be made by the Seller from the first dollar; provided, however, that any Buyer Damages that individually total less than $100,000 (“De Minimis Buyer Losses”) shall be excluded in their entirety for all purposes, including counting towards fulfillment of the Threshold Amount, and the Seller in no event shall have any liability hereunder to any Buyer Indemnitees for any such De Minimis Buyer Losses; and provided, further, that claims for Buyer Damages pursuant to Section 7.2(a) resulting from fraud or from a breach of the Fundamental Representations or the representations and warranties identified in Section 7.1(c) and Section 7.1(d) made by the Seller shall not be subject to the Threshold Amount, and shall be recoverable from the first dollar.  This Section 7.2(b)(i) shall not apply to claims for indemnification made pursuant to clauses (ii), (iii), (iv), (v), (vi) and (vii) of Section 7.2(a).

(ii)          In no event shall the Seller’s aggregate obligation to indemnify the Buyer Indemnitees pursuant to clause (i) of Section 7.2(a) exceed $40,000,000 in the aggregate, provided, however, that this limitation shall not apply to claims for Buyer Damages pursuant to Section 7.2(a) resulting from fraud or from a breach of the Fundamental Representations or the representations and warranties identified in Section 7.1(c) and Section 7.1(d) made by the Seller.  This Section 7.2(b)(ii) shall not apply to claims for indemnification made pursuant to clauses (ii), (iii), (iv), (v), (vi) and (vii) of Section 7.2(a).

(iii)          The amount of any Buyer Damages shall be reduced by any amount directly or indirectly received by a Buyer Indemnitee (including, for this purpose, the Company) with respect to such Buyer Damages under any insurance coverage or from any other party alleged to be responsible for such Buyer Damages less any expenses of recovery, deductibles and/or co-payment.  The Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Buyer Indemnitee directly or indirectly receives any amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by, or for the benefit of, the Seller under this Section 7.2, then such Buyer Indemnitee shall promptly reimburse the Seller for any payment made or expense incurred by, or for the benefit of, the Seller in connection with providing such indemnification up to such amount received by such Buyer Indemnitee less any expenses of recovery, deductibles and/or co-payments.

(iv)          The Seller shall be obligated to indemnify the Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given the Seller written notice thereof prior to the end of the applicable Survival Period.  Any written notice delivered by a Buyer Indemnitee to the Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim.

(v)          The Seller shall be entitled to control each of the matters and Legal Proceedings referenced in clause (iii) of Section 7.2(a), at the Seller’s expense.  The Buyer shall, and shall cause the Company to, cooperate with the Seller in each of such matters and Legal Proceedings and take all actions reasonably requested by the Seller in connection with such matters and Legal Proceedings, including the filing of documents in the Legal Proceedings, and the Seller shall promptly reimburse the Buyer and the Company for all reasonable out-of-pocket expenses incurred by them in connection with such cooperation and actions.  Such cooperation shall include access to books, records and personnel. With respect to such matters and Legal Proceedings referenced in clause (iii) of Section 7.2(a), the Seller shall be entitled to all proceeds, if any, received by the Company with respect to such matters and Legal Proceedings, and the Buyer shall cause the Company to turn over promptly to the Seller all such proceeds.

7.3           Buyer’s Agreement to Indemnify.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liabilities, demands, claims, deficiencies, actions or causes of action, assessments, losses, damages, costs and expenses (including without limitation interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in settlement of any of the foregoing) (collectively, “Seller Damages”) asserted against or incurred by any Seller Indemnitee to the extent arising out of or resulting from the following:  (i) any breach of any representation or warranty of the Buyer in this Agreement; (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of the Buyer in this Agreement; and (iii) the ownership or operation of the Company, the Company Business and the Rigs after Closing.

(b)           The obligation of the Buyer to indemnify the Seller Indemnitees under Section 7.3 is subject to the following limitations:

(i)          No indemnification shall be made by the Buyer pursuant to clause (i) of Section 7.3(a) unless the aggregate amount of Seller Damages subject to such clauses exceeds the Threshold Amount; provided, however, that any Seller Damages that individually total less than $100,000 (“De Minimis Seller Losses”) shall be excluded in their entirety for all purposes, including counting towards fulfillment of the Threshold Amount, and the Seller in no event shall have any liability hereunder to any Buyer Indemnitees for any such De Minimis Seller Losses; and provided, further, that claims for Seller Damages pursuant to Section 7.3(a) resulting from fraud or a breach of the Fundamental Representations made by the Buyer shall not be subject to the Threshold Amount, and shall be recoverable from the first dollar.  This Section 7.3(b)(i) shall not apply to claims for indemnification made pursuant to clauses (ii) and (iii) of Section 7.3(a).

(ii)          In no event shall the Buyer’s aggregate obligation to indemnify the Seller Indemnitees pursuant to clauses (i) of Section 7.3(a) exceed $40,000,000 in the aggregate provided, however, that this limitation shall not apply to claims for Seller Damages pursuant to Section 7.3(a) resulting from fraud or a breach of the Fundamental Representations made by the Buyer.  This Section 7.3(b)(ii) shall not apply to claims for indemnification made pursuant to clauses (ii) and (iii) of Section 7.3(a).

(iii)          The amount of any Seller Damages shall be reduced by any amount directly or indirectly received by a Seller Indemnitee with respect to such Seller Damages under any insurance coverage or from any other party alleged to be responsible for such Seller Damages less any expenses of recovery, deductibles and/or co-payments.  The Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Seller Indemnitee directly or indirectly receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by the Buyer under this Section 7.3, then such Seller Indemnitee shall promptly reimburse the Buyer for any payment made or expense incurred by the Buyer, or for the benefit of, the Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee less any expenses of recovery, deductibles and/or co-payments; and

(iv)          The Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given the Buyer written notice thereof prior to the end of the applicable Survival Period.  Any written notice delivered by a Seller Indemnitee to the Buyer with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim.

7.4           Third-Party Indemnification.  The obligations of the Seller to indemnify the Buyer Indemnitees under Section 7.2 with respect to Buyer Damages and the obligations of the Buyer to indemnify the Seller Indemnitees under Section 7.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), shall be subject to the following terms and conditions:

(a)           Any party against whom any Claim is asserted shall give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may, at its option, undertake the defense of such Claim by representatives of its own choosing.  Failure to give prompt notice of a Claim under this Agreement shall not affect the indemnifying party’s obligations under this Article 7, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice.  If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such Claim has been made shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination of such Claim;

(b)           Anything in this Section 7.4 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Seller Indemnitee or the Buyer Indemnitee, as the case may be, of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the indemnifying party, without the prior written consent of the Seller Indemnitee or the Buyer Indemnitee, as the case may be, which consent shall not be unreasonably withheld.  The indemnified party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment; and

(c)           The indemnifying party and the indemnified party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought under this Article 7, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

7.5           No Setoff.  Neither the Buyer nor the Seller shall have any right to setoff any Buyer Damages or Seller Damages, respectively, against any payments to be made by either of them under this Agreement.

7.6           Insurance.  The indemnifying party shall be subrogated to the rights of any indemnified party in respect of any insurance relating to Buyer Damages or Seller Damages, as the case may be, to the extent of any indemnification payments made under this Agreement, and the indemnified party shall provide all reasonably requested assistance to the indemnifying party in respect of such subrogation.

7.7           No Duplication.  Any liability for indemnification under this Agreement shall be determined to avoid duplication of recovery by reason of the state of facts (i) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (ii) taken into account in determining any adjustment to the Purchase Price under Sections 1.10(d) and 4.14.

7.8           Sole Remedy.

(a)           The parties agree that, from and after the Closing, the sole and exclusive remedy of any party to this Agreement, any Buyer Indemnitee or any Seller Indemnitee or their respective Affiliates with respect to this Agreement or any other claims relating to the events giving rise to this Agreement and the transactions provided for in this Agreement or contemplated by this Agreement shall be limited to the indemnification provisions set forth in Sections 4.8, 4.12, 4.13, 6.1(b), 8.8 and this Article 7 and, in furtherance of the foregoing, each of the parties, on behalf of itself and its Affiliates, waives and releases the other party to this Agreement (and such other party’s Affiliates) from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its Affiliates may have against the other party to this Agreement with respect to the foregoing matters, except as provided by this Agreement.

(b)           The parties intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article 7 shall apply to all indemnity and other obligations of the parties under this Agreement, except as provided in Sections 4.8, 4.12, 4.13, 6.1(b) and 8.8 and except to the extent expressly excluded in this Article 7.

7.9           No Special Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 7 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARISE FROM A THIRD PARTY CLAIM.

7.10           Express Negligence.  THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

7.11           Tax Treatment of Indemnity Payments.  Each of the Seller and the Buyer agrees to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Laws.

ARTICLE 8
MISCELLANEOUS PROVISIONS
8.1           Amendment and Modification.  This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement, under an instrument in writing signed by all parties.

8.2           Entire Agreement; Assignment; Binding Effect.  This Agreement (including the Seller Disclosure Letter and the Buyer Disclosure Letter), the Confidentiality Agreement and the documents listed in Sections 1.5 and 1.6 actually delivered at Closing  constitute the entire agreement between the parties concerning the subject matter of this Agreement and supersede other prior agreements, understandings, covenants and representations, both written and oral, between the parties to the extent they relate in any way to the subject matter of this Agreement or the transactions contemplated hereby, and  unless otherwise herein set forth, shall not be assigned, by operation of Law or otherwise, by a party, without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  No representation, covenant, warranty, promise, inducement or statement of intention has been made by either party hereto that is not embodied in this Agreement or such other documents, and neither party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

8.3           Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect to the fullest extent permitted by law, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

8.4           Notices.  Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:  (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service.  Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously give a copy of the notice to the addressee at the address provided for below using one of the other delivery methods set forth above; provided, however, that such copy shall in no way alter the time at which the facsimile notice is deemed received):

(a)           if to the Seller, to

c/o Rowan Companies, Inc.
2800 Post Oak Boulevard
Houston, Texas  77056
Facsimile:                      (713) 621-7800
Email:
Attention:                      General Counsel
Attention:                      Vice President and Corporate Secretary

with a copy (which shall not constitute notice) to

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas  77002
Facsimile:                      (713) 220-4285
Attention:                      Robert V. Jewell

(b)           if to the Buyer, to

Ensign United States Drilling (S.W.) Inc.
1000, 400 – 5th Ave. S.W.
Calgary, Alberta T2P 0L6

CANADA
Facsimile:                      (403) 262-8215
Attention:                      President

with a copy (which shall not constitute notice) to

Adams and Reese LLP
One Houston Center
1221 McKinney, Suite 4400
Houston, Texas 77010
Facsimile:                      (713) 652-5152
Attention:                      Michael T. Larkin

(c)           if to the Buyer Parent Guarantor, to

Ensign Energy Services, Inc.
1000, 400 – 5th Ave. S.W.
Calgary, Alberta T2P 0L6
CANADA
Facsimile:                      (403) 262-8215
Attention:                      President

with a copy (which shall not constitute notice) to

Adams and Reese LLP
One Houston Center
1221 McKinney, Suite 4400
Houston, Texas 77010
Facsimile:                      (713) 652-5152
Attention:                      Michael T. Larkin

8.5           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to contracts executed in and to be performed entirely within that state.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas state or federal court sitting in Houston, Texas, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified in Section 8.4.  The parties agree that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Section 8.5 shall affect the right of any party to serve legal process in any other manner permitted by Law.  The consents to jurisdiction set forth in this Section 8.5 shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 8.5 and shall not be deemed to confer rights on any person other than the parties.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(b).

8.6           Descriptive Headings; References.  The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

8.7           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.  An executed counterpart signature page to this Agreement delivered by fax or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

8.8           Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, the Buyer shall pay all fees relating to any filing made pursuant to any Antitrust Regulations.  The Seller, on the one hand, and the Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party or parties.

8.9           Interpretation.  The phrase “to the knowledge of the Seller” or any similar phrase shall mean such facts and other information that as of the date of this Agreement are actually known to any director or executive officer of the Seller, after due inquiry.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.10           Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Seller, its successors and permitted assigns and the Seller Indemnitees, with respect to the obligations of the Buyer under this Agreement, and for the benefit of the Buyer, its successors and permitted assigns and the Buyer Indemnitees, with respect to the obligations of the Seller under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.  The representations and warranties in this Agreement are the product of negotiations between the parties and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of knowledge of either of the parties.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.11           No Waivers.  Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.  No waiver by a party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

8.12           Specific Performance.  The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at Law or in equity.

8.13           Buyer Parent Guarantor Undertaking.  Buyer Parent Guarantor, a corporation which is registered pursuant to the laws of Alberta, Canada, and which is the direct or indirect owner of all the outstanding shares of capital stock of the Buyer, hereby agrees to cause the Buyer to perform the actions required of it under this Agreement and absolutely and unconditionally guarantees the payment of all sums due hereunder and  the performance of all of the Buyer’s duties described herein.

[SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

ROWAN COMPANIES, INC.

By:	/s/ William H. Wells
Name:	William H. Wells
Title:	Senior Vice President, Chief Financial Officer & Treasurer

ENSIGN UNITED STATES DRILLING (S.W.) INC.

By:	/s/ Robert H. Geddes	By:	/s/ Glenn O.J. Dagenais
Name:	Robert H. Geddes	Name:	Glenn O.J. Dagenais
Title:	President	Title:	Executive Vice President

ENSIGN ENERGY SERVICES INC.

By:	/s/ Robert H. Geddes	By:	/s/ Glenn O.J. Dagenais
Name:	Robert H. Geddes	Name:	Glenn O.J. Dagenais
Title:	President & Chief Operating Officer	Title:	Executive Vice President Finance & Chief Financial Officer